                                                          DRAFT January 17, 2006

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM SB-2

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                 EDENTIFY, INC.
                         (Name of issuer in its charter)

            NEVADA                __________________________         91-1280046
  State or other jurisdiction    (Primary Standard Industrial      (IRS Employer
incorporation or organization)    Classification Code Number)   Identification No.)

                              74 West Broad Street
                                    Suite 350
                               Bethlehem, PA 18018
                                 (610) 814-6830
          (Address and telephone number of principal executive offices)

                                Terrence DeFranco
                             Chief Executive Officer
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               Kenneth R. Vennera
                               Chief Legal Officer
                              74 West Broad Street
                                    Suite 350
                               Bethlehem, PA 18018
                                 (610) 814-6832

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

 Title of each class of    Proposed Amount    Proposed maximum        Maximum        Amount of
       securities                 to              offering           aggregate     registration
    to be registered        be registered    price per unit (1)   offering price        fee
------------------------   ---------------   ------------------   --------------   ------------
Common Stock par value
$.001                          2,000,000            $0.75           $ 1,500,000      $  160.50

Shares of Common stock
issuable upon conversion
and underlying Warrants       13,950,000            $0.75           $10,462,500      $1,119.49
                              ----------                            -----------      ---------
Total                         15,950,000                            $11,962,500      $1,279.99
                              ==========                            ===========      =========

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the bid and asked prices of the common stock on the OTC Bulletin Board on January 12,2006.

Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Item 2. Inside Front and Outside Back Covers of Prospectus

                    Subject to Completion, dated ____________

                                   PROSPECTUS

                                   15,950,000

                             Shares of Common Stock

                                 EDENTIFY, INC.

Securityholders of Edentify, Inc. named under the caption "Selling Stockholders" may offer and sell up to 15,950,000 shares of our common stock. Of the shares offered approximately 13,950,000 shares will be issued in the future pursuant to warrants and convertible debentures presently outstanding, including shares which may be issued for accrued dividends or interest or in connection with the antidilution provisions of these securities We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol EDFY.OB. On January 12, 2006 the price of the Common Stock was $0.75 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 18 before you decide to purchase any common stock.

                         The date of this Prospectus is

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permit

                                TABLE OF CONTENTS

                                                                         Page
                                                                      ----------
Prospectus Summary.................................................        3
Forward Looking Information Statement..............................        4
Use of Proceeds....................................................        4
Determination of Offering Price....................................        5
Capitalization/Dilution............................................        5
Selling Securityholders............................................        6
Plan of Distribution...............................................        6
Legal Proceedings..................................................        8
Directors, Executive Officers, Promoters and Control Persons.......        8
Security Ownership of Certain Beneficial Owners and Management.....       10
Description of Securities..........................................       11
Experts and Counsel................................................       12
Our Business.......................................................       13
Managements Discussion and Analysis of Financial Condition and
Results of Operations..............................................       17
Risk Factors.......................................................       18
Selected Financial Information.....................................       22
Property...........................................................       28
Certain Relationships and Related Transactions.....................       28
Market for Securities and Related Stockholder Matters..............       28
Executive Compensation.............................................       29
Financial Statements                                                  F-1 - F-29

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Item 3. Summary Information and Risk Factors.

                           FORWARD-LOOKING STATEMENTS

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of us is not a guarantee of future performance. Our actual results could differ from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control.. All forward-looking statements, which may be contained in this registration statement, are made as of the date that such statements are originally published or made, and we undertake no obligation to update any such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act,
Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995.

Item 4. Use of Proceeds

     We will not receive any proceeds from the sale of shares owned by the selling stockholders but may receive proceeds upon exercise of the warrants which will be utilized for working capital.

Item 5. Determination of Offering Price

     The Offering price was determined by taking the average of the bid and offer prices for the Company's common stock as reported on the Over-the-Counter Bulletin Board on January 12, 2006.

Item 6. Capitalization/Dilution

                              Capitalization Table

                                                                   A/o September 30,
                                                                          2005
                                                                   -----------------
DEBT AND STOCKHOLDERS' EQUITY
Note Payable:
   Note Payable due Sept. 2, 2006 (Prime rate - 6.75% as of
      Sept. 30, 2005)                                                 $   127,000
   10% Note Payable due on March 31, 2006                                 260,000
                                                                      -----------
   Total current maturities on notes payable                          $   387,000

Convertible Debentures:
   8% Convertible Debenture due Dec. 31, 2006, net of discount        $   112,500
   6% Convertible Debenture due April 21, 2007, net of discount           125,000
   6% Convertible Debenture due August 29, 2007, net of discount           41,667
                                                                      -----------
Total long-term debt                                                  $   279,167

Stockholders' equity:
Common stock, $0.001 par value; 50,000,000 shares authorized;
   24,851,425 shares issued and outstanding                           $    24,851
Additional paid-in capital                                             10,773,125
Accumulated deficit during development stage                           (2,835,530)
                                                                      -----------
Total stockholders' equity                                            $ 8,794,529
                                                                      -----------
Total Capitalization                                                  $ 9,460,696
                                                                      -----------

                                    Dilution

     Investors participating in this Offering will incur immediate and substantial dilution. At September 30, 2005, the Company, on a consolidated basis had a net tangible book value of $1,666,640 or $0.07 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets reduced by the amount of total liabilities and divided by the total number of outstanding shares of Common Stock assuming:

     - the exercise of outstanding warrants and options into shares of Common Stock; and

     - the repayment of certain payables and notes with a portion of the net proceeds therefrom.

     The as adjusted net tangible book value of the Company as of September 30, 2005, on a fully diluted basis before deducting estimated commissions and estimated expenses in connection with the registration hereunder, and assuming the conversion of all debentures and the exercise of all the Warrants for cash would have been approximately $3,566,640 or $0.11 per common share. This represents an immediate increase in net tangible book value of $0.04 per share to existing stockholders and an immediate dilution in net tangible book value of $0.64 per share to new investors. The following table illustrates this per share dilution:

Assumed price per share ...........................................   $0.75
Net tangible book value per share before the Offering .............   $0.07
Increase attributable to new investors ............................   $0.04
As adjusted net tangible book value per share after the Offering ..   $0.11
Dilution per share to new investors ...............................   $0.64

Item 7.  Selling Security Holders

Set forth below is a description of the transactions pursuant to which securities were issued to the selling stockholders as well as additional information.

Included in the number of shares of the selling stockholders are shares issuable (or issued) upon conversion of warrants and convertible debentures.

The following table contains information concerning the beneficial ownership of our common stock by the selling stockholders. The table assumes all of the shares being offered will be sold and unless otherwise described these shareholders do not own any additional shares of our common stock. Because the selling stockholders may sell all, some or none of the shares that it holds, the actual number of shares that will be sold by the selling stockholders upon or prior to termination of this offering may vary. The selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the selling stockholders may be set forth from time to time in prospectus supplements to this prospectus.

Identity of                                    Shares Offered
Stockholder or Group Name                            (1)
-------------------------                      --------------
Bridges & Pipes, LLC                                625,000
Bushido Capital Master Fund, L.P.                 5,962,500
Gamma Capital Opportunity Fund, L.P. Class A      2,000,000
Gamma Capital Opportunity Fund, L.P. Class C      3,562,500
Janis Kalnijs                                       200,000
Nina Kuper                                          200,000
Dr. Michael LaSalle                                 200,000
Ralph Sutcliffe                                   1,200,000
Whalehaven Capital                                2,000,000

(1) Shares issued or issuable in connection with securities acquired in our convertible debenture stock private placement. These include shares subject to warrants. Except in the case of shares already issued upon conversion the foregoing does not reflect additional shares, which may be issued for accrued dividends.

Item 8. Plan of Distribution

     Each Selling Stockholder (the "Selling Stockholders") of the common stock ("Common Stock") of the Company and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     - settlement of short sales entered into after the date of this prospectus;

     - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale;

     - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     -    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NADSR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Item 9. Legal Proceedings

     There are no existing or threatened legal proceedings involving the Company or our subsidiaries.

Item 10. Directors, Executive Officers, Promoters and Control Persons

                                   MANAGEMENT

The current officers and directors of the Company are as follows:

NAME                 AGE                      POSITION
----                 ---                      --------
Terrence DeFranco     39   Chairman, Chief Executive Officer, Director
Thomas J. Harkins     48   Chief Operating Officer
Kenneth R. Vennera    39   Chief Legal Officer/General Counsel, Secretary
Michael Preston       60   Director
Eric Gertler          43   Director

Terrence M. DeFranco
Chairman and Chief Executive Officer

Terrence DeFranco is currently the Chairman, Chief Executive Officer and founder of Edentify, Inc. Prior to founding Edentify, Inc., Mr. DeFranco was Chairman and CEO of Titan International Partners, a merchant banking and research firm focused on providing corporate and strategic advisory services and equity and debt financing to small-cap and middle market companies.

His background is primarily in the area of corporate finance, previously serving as head of investment banking for Baird, Patrick & Co., Inc., a 50-year old NYSE Member firm and head of investment banking and founding partner of Burlington Securities Corp., a New York based investment banking and institutional equity trading firm.

Mr. DeFranco began his career on Wall Street in 1991 with PaineWebber, Inc., now UBS PaineWebber. Mr. DeFranco has been an active principal investor, senior manager and advisor to many early-stage companies and has extensive experience in dealing with issues related to the management and operations of small public companies. Mr. DeFranco is a graduate of the University of North Carolina at Chapel Hill with a BA in Economics, has completed coursework toward the Masters in Business Administration and Economic Crime and Fraud Management at Utica College in New York, home of the Economic Crime Institute, and is an Associate Member of the Association of Certified Fraud Examiners.

Thomas J. Harkins
Chief Operating Officer

Prior to his employment with Edentify, Inc. as Chief Operating Officer, Mr. Harkins was the Vice President of Security and Risk Management at MasterCard International, Inc., an international credit card company

While at MasterCard International, Inc., Mr. Harkins developed and implemented the global Risk Assessment Management Program to improve member profitability and decreased fraud losses. This program defined key metrics, established stretch improvement standards and outlined change initiatives to drive results. It is recognized as an industry benchmark. Prior to his promotion to Vice President at MasterCard International, Mr. Harkins held the positions of Finance and Risk Management Officer and Director of Risk Management.

Mr. Harkins began his career at Citibank, N.A. with a series of assignments involving finance, risk management and marketing. Mr. Harkins is a graduate of Fordham University with a BS in Finance and Economics and is a prior Board Member of the National Foundation for Consumer Credit.

Kenneth R. Vennera
Chief Legal Officer/General Counsel

Mr. Vennera has been General Counsel to the firm since January of 2006. He has been a practicing attorney since 1994 and is admitted to the bar in Pennsylvania, New Jersey, Washington, DC and New York. He holds a Juris Doctor degree from Widener University School of Law, 1994, where he was a Research Editor for the Delaware Journal of Corporate Law and a member of the Moot Court Honor Society. He also holds a Master of Laws in Taxation from Villanova School of Law, 1997. Mr. Vennera graduated from the Wharton School of the University of Pennsylvania with a Bachelor of Science degree in Economics in 1989.

Prior to joining the Company, Mr. Vennera was a senior associate with the law firm of Flamm, Boroff & Bacine, P.C. in Blue Bell, Pennsylvania for over a year. Prior to this, Mr. Vennera was a senior associate with Reed Smith, LLP in the Corporate and Securities Department of their Manhattan office. Mr. Vennera also worked for PricewaterhouseCoopers in their Tax Consulting Department prior to joining ReedSmith.

Michael D. Preston
Director

Prior to joining Edentify, Inc. as a director, Mr. Preston was a principal of Alberdale & Co., an FSA-regulated corporate finance company, Chief Executive Officer of Image Innovations Holdings, Inc., a sports and entertainment art and collectibles business and Director of Phosphagenics Limited, a biotechnology company.

Prior to the founding of Alberdale, Mr. Preston held senior management positions with several middle market and small capitalization companies, with particular strengths centered on operations and finance. Prior to his managerial positions, Mr. Preston became Fellow of the Institute of Chartered Accountants in England and Wales while employed at PriceWaterhouse & Co. in England. Additionally, Mr. Preston holds a graduate degree from Oxford University.

Eric J. Gertler
Director

Prior to joining Edentify, Inc. as a director, Mr. Gertler was the Chief Executive Officer of BlackBook Media Corporation, the publisher of BlackBook Magazine and the BlackBook List guides to New York, Los Angeles, San Francisco and Miami and was the Managing Partner of EJG Enterprises, a consulting firm to media companies and banks in the area of privacy and individual personal security.

Mr. Gertler is the author of Prying Eyes: Protect Your Privacy From Those That Sell To You, Snoop on You, and Steal from You, July 2004, The Random House Information Group. Previously, Mr. Gertler served as President and Chief Executive Officer of Privista, a credit management and identity theft protection company, and was President of U.S. News & World Report, Fast Company, and The Atlantic Monthly.

Mr. Gertler is a graduate of Brown University with an AB in International Relations and Economics, received a graduate degree in Political Science from Institut D'Etudes Politiques, Paris, France, received a graduate law degree in international law from La Sorbonne, Universite de Paris, Paris, France and received a JD from American University.

                                 AUDIT COMMITTEE

     Presently, the Board of Directors acts as the Audit Committee as permitted by the rules of the Securities & Exchange Commission. We plan to establish an Audit Committee consisting of three independent directors as soon as practical as the board is expanded.

Item. 11. Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth--

     - each person who is known by us to be the owner of record or beneficial owner of more than 5% of its outstanding Common Stock;

     -    each of our directors and each of our executive officers;

     -    all of our directors and executive officers as a group; and

     - the number of shares of Common Stock beneficially owned by each such person and such group and the percentage of the outstanding shares owned by each such person and such group.

     As used in the table below and elsewhere in this Memorandum, the term beneficial ownership with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following the date of this Memorandum. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

     Except as otherwise noted below, the address of each of the persons in the table is c/o 74 West Broad Street, Bethlehem, PA 18018.

NAME OF BENEFICIAL OWNER                           NUMBER OF SHARES (3)   PERCENT OWNED
------------------------                           --------------------   -------------
Bushido Capital Master Fund, L.P.                        5,962,500            16.21%
Terrence DeFranco (1,2)                                  8,262,754            22.46%
Face2face, Inc.                                          7,500,000            20.39%
Gamma Capital Opportunity Partners, L.P, Class A         2,000,000             5.44%
Gamma Capital Opportunity Partners, L.P, Class C         3,562,500             9.68%
Whalehaven Capital, LP                                   2,000,000             5.44%
All of our directors and executive officers as a
   group (1 person)                                      8,262,754            22.46%

----------
(1)  Executive Officer

(2)  Director

(3) Reflects exercise of warrants to purchase shares of Common Stock and conversion of debentures into Common Stock.

Item 12. Description of Securities.

GENERAL

          At the date hereof the Company is authorized by our certificate of incorporation to issue an aggregate of [50,000,000] shares of Common Stock, par value $.001.

COMMON STOCK

          Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully-paid and nonassessable. In the event we were to elect to sell additional shares of Common Stock following this Offering, investors in this Offering would have no prior right to purchase additional shares. As a result, their percentage equity interest in the Company would be diluted.

          The shares of Common Stock offered in this Offering and issuable upon exercise of the Warrants will be, when issued and paid for, fully paid and not liable for further call or assessment. Holders of the Common Stock will have cumulative voting rights, which means that shareholders may aggregate all of the votes (across candidates) and cast them for a single candidate for the board of directors as opposed to voting for each seat individually. Except as otherwise required by Delaware law, all stockholder action is taken by the vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of Common Stock is present in person or proxy.

WARRANTS

          The Company has issued warrants for 7,975,000 shares of Common Stock in connection with offerings of convertible debentures to investors, of which 2,000,000 have been exercised as of the date of this report.

CONVERTIBLE DEBENTURES

          The Company has issued four series of convertible debentures.

          The December, 2004 issuance of convertible debentures (assumed from Edentify, Inc.) consisted of the issuance of an aggregate of $300,000 in principal amount of 8% senior convertible debentures due on December 31, 2006, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement. Interest is due quarterly at 8% of the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.15. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.15 per share at any time commencing on December 31, 2004 through December 31, 2009.

          The April, 2005 issuance of convertible debentures (assumed from Edentify, Inc.) consisted of an aggregate of $600,000 in principal amount of 6% senior convertible debentures due on April 21, 2007, and warrants to receive an aggregate of 1,875,000 shares of common stock of the Company in a private placement. Interest is due quarterly at 8% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21, 2010.

          The August, 2005 issuance consisted of $1,000,000 in principal amount of 6% senior convertible debentures due on August 29, 2007, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share at any time commencing on August 29, 2005 through August 29, 2010.

          The December, 2005 issuance consisted of $1,050,000 in principal amount of 6% senior convertible debentures due on December 10, 2007, and warrants to receive an aggregate of 2,100,000 shares of common stock of the Company in a private placement. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,100,000 shares of common stock at a price of $0.50 per share at any time commencing on December 10, 2005 through December 10, 2010.

SHARES ELIGIBLE FOR FUTURE RESALE

          As of September 30, 2005, we had an aggregate of 24,851,425 shares of our common stock issued and outstanding, of which approximately 21,960,253 share are "restricted securities". These shares may be sold only in compliance with Rule 144 under the Securities Act 1933, as amended, or other exemptions from registration requirements of the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment there for may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. Persons who are not our affiliates and who had held their restricted securities for at least two years are not subject to the volume or transaction limitations. Substantially all of our presently issued shares will be capable of sale pursuant to Rule 144 at year end subject to the foregoing limitations. In addition, the shares offered hereby including shares issuable subject to the warrants and convertible securities, could add over 15,950,000 free trading shares. The sale of a significant number of these shares or the shares eligible for resale under Rule 144 in the public market may adversely affect prevailing market prices of our shares.

STOCK SYMBOL; TRADING OF COMMON STOCK

          Our Common Stock is listed on the Over-the-Counter Bulletin Board with the assigned symbol "EDFY" however, trading is very light.

LEGAL COUNSEL

          Outside legal counsel for the Company is the law firm of Flamm, Boroff & Bacine, P.C., 794 Penllyn Pike, Blue Bell, Pennsylvania 19422.

AUDITORS

          Our financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their respective reports, have been audited by Cinnamon Jang Willoughby & Company, Metrotower II, 900-4720 Kingsway, Burnby, British Columbia, V5H4N2 Canada independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement

TRANSFER AGENT

          The transfer agent for our common stock is Computershare Trust Company, Inc. of 350 Indiana Street, Suite 800, Golden, Colorado 80401. Their telephone number is (303) 262-0600.

Item. 13. Interest of Named Experts and Counsel

          No expert or counsel for the Company has received a continent fee or an interest in the Company in connection with services provided to the Company.

Item 14. Disclosure of Commission Position on Indemnification for Securities Act Liabilities.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the above described provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission their indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Organization within the Last Five Years.

          Not applicable.

Item 16. Description of Business.

                      GENERAL NATURE OF BUSINESS CONDUCTED

     Edentify, Inc. ("Edentify") was formed in August 2004 with the mission of becoming the leading organization dedicated to developing and deploying technology solutions utilized in preventing identity theft and fraud. It is currently a later-stage development company and is poised to begin a period of increased growth. Edentify will accomplish this mission through intense analysis of the means through which these crimes are perpetrated and the development of new technological and procedural solutions to assist corporations, the government and consumers in the fight against identity fraud and related crime.

     Currently, Edentify owns the intellectual property rights to two solutions aimed at detecting and preventing identity fraud. One is a patented information-based solution that analyzes identity information of individuals in large corporate databases and is capable of detecting and scoring incidents of identity manipulation and potential theft (Identity Quotient Index(TM)). This technology is currently used in screening new checking account applications at nearly every major bank in the U.S. and will continue to be marketed to other areas of the financial services industry, as well as to large healthcare organizations and local, state and federal governments. The second intellectual property is a biometric solution (technology-based solution) marketed through and named after our wholly-owned subsidiary, InMotion Biometrics, Inc. ("IMB"), that combines face and voice recognition technologies for authenticating the identity of an individual. The IMB technology is licensed from face2face, Inc., a leading character animation company that was spun-off from Lucent Technologies, Inc. in 2000. The core capability of this technology is its facial analysis system that contains highly evolved algorithms for obtaining the inner lip contour, which can accurately measure for optimal visual speech recognition performance. Focused on high performance and reliability, the InMotion Biometrics technology offers significantly improved recognition capabilities of existing biometric technologies, eliminates the possibility of spoofing by using challenge response and reduces the inconvenience to the user.

     Edentify markets each technology directly and through channel partners in each specific vertical. Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a foolproof enrollment and subsequent identity protection system.

     On February 29, 2005, BudgetHotels Networks, Inc. ("Budget") signed an Agreement to acquire all of the issued and outstanding shares of Edentify, Inc., a Delaware corporation ("Edentify") in exchange for issuance of 21,000,000 shares of the Company's common stock and Share Rights Certificates entitling the former stockholder of Edentify to acquire additional shares upon consummation of a reverse split or other corporate action making new shares available for issuance, so that ultimately the former Edentify stockholder and nominees will own a total of 88.2% of the outstanding common stock of Budget (hereinafter, the foregoing transaction being the "Exchange"). Pursuant to the Agreement, Edentify deposited $75,000 into an escrow account for the benefit of Budget in conjunction with the execution of the letter of intent, and was required to pay an additional $75,000 to Budget (with such amount to be assigned to InfoCenters, Inc.) on or before July 31, 2005. This amount was paid to Budget in July 2005.

     Upon the reverse split becoming effective, Budget was required to issue a total of 19,510,255 shares of its common stock to the former stockholder of Edentify and his nominees associated with the Share Rights Certificate in order for such persons to hold approximately 88.2% of the outstanding common stock of the Company. After the reverse split and subsequent issuance under the Share Rights Certificates, Edentify, formerly Budget, will have a total of approximately 24,501,000 shares of common stock issued and outstanding.

     Prior to the Closing Date of the Exchange, Budget executed a Distribution Agreement with its subsidiary InfoCenter, Inc., through which Budget carried on its then-current operating business activities, pursuant to which Budget will agree to distribute the shares of InfoCenter, Inc., to the stockholders of record of Budget as of a record date immediately prior to the Closing Date of the transaction with Edentify. Distribution of the shares of InfoCenter, Inc. is intended but not required to be made through the filing of a registration statement with the U.S. Securities and Exchange Commission by InfoCenter, Inc. Under the terms of the Agreement, the distribution is required to be completed on or before January 31, 2006. The Company has recorded a distribution payable of approximately $250,000 as of September 30, 2005.

     The operations regarding our subsidiary, InfoCenter, Inc. have been accounted for as discontinued operations in accordance with accounting principles generally accepted within the United States of America.

     The acquisition resulted in the owners and management of Edentify having effective operating control of the combined entity after the acquisition, with the existing Budget investors continuing as only passive investors.

     Under accounting principles generally accepted in the United States (US
GAAP), the above noted acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Edentify for the net monetary assets of Budget, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill intangible is recorded. Under reverse takeover accounting, the post reverse-acquisition comparative historical financial statements of the "legal acquirer" (Budget), are those of the "legal acquiree" (Edentify) (i.e. the accounting acquirer).

     Our business operations prior to the acquisition of Edentify, Inc. generally consisted of (1) display board advertising, and (2) an online travel reservation system conducted through its website, www.budgethotels.com. All of our operations were conducted, prior to the Exchange, through our wholly-owned subsidiary, InfoCenter, Inc., the stock of which will be spun-off on or before January 31, 2006 to our stockholders of record as of March 29, 2005 pursuant to a registration statement or otherwise.

     Edentify, Inc. was formed in August, 2004 with the mission of becoming the leading organization dedicated to developing and deploying technology solutions utilized in preventing identity theft and fraud. It is currently a later-stage development company and is poised to begin a period of increased growth. Edentify will accomplish this mission through intense analysis of the means through which these crimes are perpetrated and the development of new technological and procedural solutions to assist corporations, the government and consumers in the fight against identity fraud and related crime.

MATERIAL AGREEMENTS

     4. Agreements with face2face animation, inc.

     Our wholly-owned subsidiary, InMotion Biometrics, Inc. ("InMotion") entered into a license, development and share and warrant issuance agreement with facet2face animation, inc. ("face2face") on August 29, 2005. The Company was granted an exclusive worldwide license ("License Agreement") to make, use, import and sell certain patents, hardware, software and other technology related to the identification of persons and facial recognition. InMotion also has limited right to sub-license the technology and requires face2face to pay InMotion any royalties or fees due to third parties that are related to the technology. As consideration for the license agreement, the Company was required to issue shares of common stock and warrants pursuant to a share and warrant issuance agreement as described further below. The term of the license is perpetual.

     As part of the same transaction, InMotion also entered into a non-exclusive Development Agreement ("Development Agreement") with face2face for the joint development of hardware and software to be used for advanced acoustical and visual speech recognition and facial recognition. The term of the agreement is twelve months from the date of execution with an option to renew for an additional six months. InMotion paid face2face $1,000 upon execution of the development agreement and also provided other assurances regarding minimum capitalization required for face2face to obtain grant funding from certain state agencies.

     As part of the consideration for the License Agreement and the Development Agreement described above, the Company, on August 29, 2005 also closed on a Share and Warrant Issuance Agreement (the "Issuance Agreement") with face2face. The Issuance Agreement was entered into as a condition precedent to the performance obligations of the parties to each of the License Agreement and the Development Agreement. As part of the consideration for face2face entering into the License Agreement and the Development Agreement, We issued in the name of face2face a total of 7,500,000 shares of our common stock (the "Shares") which shall be delivered to face2face as follows: 2,500,000 Shares at closing, 2,500,000 Shares upon acceptance of the Product by the Company under the Development Agreement, and 2,500,000 Shares upon the closing of a sublicense or other agreement between the Company and a customer relating to the Product. The Company also issued a warrant, at closing, to face2face to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.00 per share.

     4. Agreements with Seisint.

     The Company entered into a Master Services Agreement (the "Services Agreement") with Seisint, Inc. ("Seisint") effective October 3, 2005 (the "Effective Date"). This Services Agreement provides for Seisint to provide certain services and for Edentify to perform certain duties as outlined in separate Scope of Work ("SOW") agreements all in connection with supporting our ongoing efforts to assist our customers in the areas of detection and prevention of identification fraud. The Master Services Agreement also provides that a fee will be paid to Seisint as specified in a separate SOW. The term of the Master Services Agreement begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Upon expiration of the term, all licenses granted pursuant to the Agreement or any SOW will terminate. The Master Services Agreement also provides for an indemnification by each of the parties of the other party under conditions set forth in detail in the Master Services Agreement. Except with respect to the indemnification obligations of the parties, liability under the Master Services Agreement is limited to the amount payable under the Master Services Agreement. This agreement also provides for confidentiality with respect to the information and technology being exchanged and developed. The Master Services Agreement further requires us to maintain general liability insurance with coverage of no less than $1,000,000 per claim and $2,000,000 aggregate.

          Pursuant to the first SOW ("SOW 1"), executed simultaneously with the Master Services Agreement, Seisint is to provide all hardware, operating software (excluding certain assessment modules provided by Edentify) and data center needs necessary for the development, implementation and maintenance of servers that shall perform identification fraud detection services to our customers. Edentify is to provide the assessment modules for processing to develop a key that will allow for the detection of identification fraud. The term of SOW 1 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Edentify also grants to Seisint a revocable (to the extent that SOW 1 is terminable), world-wide, non-transferable, royalty-free restricted license without the right to sublicense to use the assessment modules and key generation modules solely for the purpose of performing the services contemplated by SOW 1. SOW 1 also sets forth a schedule of fees payable by Edentify to Seisint, increasing annually for each of the three years of the term and a revenue sharing formula, whereby Seisint receives a percentage of the gross revenue derived from the sale by Edentify of the product developed from the services performed under SOW 1 based on a stepped rate over the three year initial term of the agreement. SOW 1 also provides that the parties would cooperate on product development and shall negotiate in good faith on rights to resell the products jointly developed. Each party retains their respective rights in the intellectual property originated by such party and used in conjunction with the performance of the services contemplated by the agreement. Pursuant to the second SOW ("SOW 2") also, executed simultaneously with the Master Services Agreement, Edentify is to be compensated a percentage of receipts from sales of Seisint services for which Edentify originated the customer lead and was a procuring cause. The term of SOW 2 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term.

INTELLECTUAL PROPERTY

          Currently, Edentify owns the IP rights to two solutions aimed at detecting and preventing identity fraud. One is a patented information-based solution that analyzes identity information of individuals in large corporate databases and is capable of detecting and scoring incidents of identity manipulation and potential theft (Identity Quotient Index(TM)). This technology is currently used in screening new checking account applications at nearly every major bank in the U.S. and will continue to be marketed to other areas of the financial services industry, as well as to large healthcare organizations and local, state and federal governments. The second intellectual property is a biometric solution (technology-based solution) marketed through and named after our wholly-owned subsidiary, InMotion Biometrics, Inc. ("IMB"), that combines face and voice recognition technologies for authenticating the identity of an individual. The IMB technology is licensed from face2face, Inc., a leading character animation company that was spun-off from Lucent Technologies, Inc. in 2000. The core capability of this technology is its facial analysis system that contains highly evolved algorithms for obtaining the inner lip contour, which can accurately measure for optimal visual speech recognition performance. Focused on high performance and reliability, the InMotion Biometrics technology offers significantly improved recognition capabilities of existing biometric technologies, eliminates the possibility of spoofing by using challenge response and reduces the inconvenience to the user.

          Edentify markets each technology through channel partners in each specific vertical. Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a foolproof enrollment and subsequent identity protection system.

GOVERNMENT REGULATION

          Our business model and technology do not require us to collect, aggregate, and retain data in order to provide the services we do. As a result, we are not currently subject to certain privacy laws and regulations that are aimed at protecting consumer information. Many of our business partners, who deal directly with individual consumer information, however, are subject to such laws and regulation. Since this area of the law rapidly and is regularly fluctuating, however, this could change at any time.

Item. 17. Management's Discussion and Analysis or Plan of Operation

           MANAGEMENT'S DISCUSSION AND ANAYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENT - FUTURE UNCERTAINTIES

     The following discussion should be read in conjunction with the "Selected Financial Data" and the Budget's consolidated financial statements and accompanying notes filed on Form 10-KSB for the year ended November 30, 2004, Form 10-QSB for the quarters ended February 28, 2005, June 30, 2005, and September 30, 2005 and Edentify's financial statements for the year ended December 31, 2004 filed on Schedule 14C on June 20, 2005. The following discussion may contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below.

CURRENT TRENDS

     The trend of our revenue and income over the next several quarters depends upon several variables, some of which cannot at this time be ascertained definitively.

     Currently, Edentify owns the intellectual property rights to two solutions aimed at detecting and preventing identity fraud. One is a patented information-based solution that analyzes identity information of individuals in large corporate databases and is capable of detecting and scoring incidents of identity manipulation and potential theft (Identity Quotient Index(TM)). This technology is currently used in screening new checking account applications at nearly every major bank in the U.S. and will continue to be marketed to other areas of the financial services industry, as well as to large healthcare organizations and local, state and federal governments. The second intellectual property is a biometric solution (technology-based solution) marketed through and named after our wholly-owned subsidiary, InMotion Biometrics, Inc. ("IMB"), that combines face and voice recognition technologies for authenticating the identity of an individual. The IMB technology is licensed from face2face, Inc., a leading character animation company that was spun-off from Lucent Technologies, Inc. in 2000. The core capability of this technology is its facial analysis system that contains highly evolved algorithms for obtaining the inner lip contour, which can accurately measure for optimal visual speech recognition performance. Focused on high performance and reliability, the InMotion Biometrics technology offers significantly improved recognition capabilities of existing biometric technologies, eliminates the possibility of spoofing by using challenge response and reduces the inconvenience to the user.

     Edentify markets each technology through channel partners in each specific vertical. Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a foolproof enrollment and subsequent identity protection system.

RISK FACTORS

The following cautionary statements identify important factors that could cause our actual result to differ materially from those projected in the forward-looking statements made in this report. Among the key factors that have a direct bearing on our results of operations are:

WE MAY CONTINUE TO INCUR SUBSTANTIAL LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

     Principal operations have not yet commenced. As of September 30, 2005, the Company had no earned revenue and our accumulated deficit was approximately $2,835,530. We have not yet generated significant revenues from our products and may incur substantial and increased losses in the future. We cannot assure that we will ever achieve significant revenues from product sales or become profitable. We require, and will continue to require, the commitment of substantial resources to develop, market and sell our products. We cannot assure that our product development, marketing and selling efforts will be successfully completed or be profitable.

WE MAY REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.

     The development, marketing and sales of our products will require the commitment of substantial resources to bring software products to market. As of September 30, 2005, we had approximately $913,000 in cash and cash equivalents and short-term investments (including $127,000 in restricted cash). These funds should be sufficient to meet our operating cash requirements including debt service for the near term. However, we may need to raise additional funds through additional equity or debt financing or from other sources in order to successfully develop, market and sell our software products. There can be no assurances that we will raise adequate funds that may have a material adverse effect on our ability to develop, market and sell our products.

WE DEPEND ON RELATIONSHIPS WITH KEY VENDORS.

     The services and products we provide to customers require that we maintain relationships with certain key data providers and technology solution providers in the industry that are an integral part of our solutions. Although they are fairly interchangeable and replacement with a competitor would not impact the quality of our product or services, the time and investment necessary to do such replacement would significantly impact our ability to generate sales.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     Based on our business and industry, we expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results include:

          - our ability to attract new customers at a steady rate and maintain customer satisfaction,

          -    the demand for the products and services we intend to market,

          - amount and timing of capital expenditures and other costs relating to the expansion of our operations,

          - the introduction of new or enhanced services by us or our competitors, and

          - economic conditions specific to the Technology, Internet, e-commerce or all or a portion of the technology market.

AS A TECHNOLOGY-BASED COMPANY, WE ARE IN AN INTENSELY COMPETITIVE INDUSTRY.

     The software industry is highly competitive, and has few barriers to entry. Although there are few competitors who offer the same or similar services of the type we offer, we can provide no assurance that additional competitors will not enter markets that we intend to serve.

     We believe that our ability to compete depends on many factors both within and beyond our control, including the following:

          -    the timing and market acceptance of our business model,

          -    our competitors' ability to gain market control,

          -    the success of our marketing efforts,

          -    acquisitions of companies with new technology,

          - using current relations to extend all business sales and marketing

WE DEPEND ON CERTAIN KEY EMPLOYEES.

     Our future performance will depend significantly on the continued service and performance of our director and Chief Executive Officer, Terrence DeFranco and our Chief Operating Officer, Thomas Harkins. The loss of the services of any of these individuals could seriously impair our ability to operate our business, compete in our industry and improve our products and services.

WE MUST CONTINUE TO ATTRACT, TRAIN, MOTIVATE AND RETAIN QUALIFIED PERSONNEL.

     In order to be successful, we must attract, train, motivate and retain highly qualified personnel, particularly in the areas of sales and marketing. Because the competition for qualified employees is intense, hiring, training, motivating, retaining and managing employees with the strategic and technical skills we need is both time-consuming and expensive. If we fail to attract, train and retain key personnel, we may experience delays in marketing and commercialization of our products and services.

BECAUSE OUR PRODUCTS RELY ON TECHNOLOGY THAT WE OWN, OUR BUSINESS WILL SUFFER IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS TO THAT TECHNOLOGY AGAINST INFRINGEMENT BY COMPETITORS.

     To protect our intellectual property rights, we rely on a combination of copyright and trade secret laws and restrictions on disclosure. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our technology and solutions. Monitoring unauthorized use of our solutions is difficult and the steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary results as fully as in the United States. If we fail to protect our intellectual property from infringement, other companies may use our intellectual property to offer competitive products at lower prices. If we fail to compete effectively against these companies, we could lose customers and experience a decline in sales of our solutions and revenues.

EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY OR OUR MISUSE OF THE INTELLECTUAL PROPERTY OF OTHERS MAY CAUSE US TO BECOME INVOLVED IN COSTLY AND LENGTHY LITIGATION.

     Although we are not currently involved in any intellectual property litigation, we may become party to litigation in the future either to protect our intellectual property or as a result of an alleged infringement by us of the intellectual property of others. These claims and any resulting litigation could subject us to significant liability or invalidate our ownership rights in the technology used in our solutions. Litigation, regardless of the merits of the claim or outcome, could consume a great deal of our time and money and would divert management time and attention away from our core business.

     Any potential intellectual property litigation could also force us to do one or more of the following:

          - stop using the challenged intellectual property or selling our products or services that incorporate it

          - obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which could be costly or unavailable

          - redesign those products or services that are based on or incorporate the challenged intellectual property, which could be costly and time consuming or could adversely affect the functionality and market acceptance of our products

If we must take any of the foregoing actions, we may be unable to sell our solutions, which would substantially reduce our revenues.

WE MUST DEVELOP, PRODUCE AND ESTABLISH NEW PRODUCTS AND SERVICES THAT KEEP UP WITH RAPID TECHNOLOGICAL CHANGE.

     The market for Internet services, business-to-business e-commerce, and risk management solutions is characterized by rapid technological changes, frequent software changes, frequent new products and service introductions and evolving industry standards. The introduction of services embodying new processes and technologies and the emergence of new industry standards can rapidly render existing services obsolete and unmarketable. Our success in adjusting to rapid technological change will depend on our ability to:

          - develop and introduce new services that keep pace with technological developments and emerging industry standards; and

          - address the increasingly sophisticated and varied needs of customers.

Due to inadequate technical expertise, insufficient finances or other reasons, we may be unable to accomplish these tasks. Such failure would have a material adverse effect on our operating results and financial condition.

THE VOLATILITY OF THE PRICE OF OUR SECURITIES MAY INCREASE.

     The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

     -    quarter-to-quarter variations in operating results,

          -    adverse news announcements,

          -    the introduction of new products and services, and

          -    Our common stock is listed for quotation on the Over-The-Counter
               (OTC) Bulletin Board.

     For the 12-month period ended September 30, 2005, the price of our common stock has ranged from $0.25 to $1.18 per share on a post-split basis. We expect the price of our common stock to remain volatile. The average daily trading volume of our common stock varies significantly. Our relatively low average volume and low average number of transactions per day may affect the ability of our stockholders to sell their shares in the public market at prevailing prices and a more active market may never develop.

     In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies in our business and that often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of our common stock.

THE "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN OUR COMMON STOCK, WHICH WOULD MAKE THE MARKET FOR SAME LESS LIQUID AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

     Trading in our securities is conducted on the OTC Bulletin Board. As long as our Common Stock is not quoted on NASDAQ or a national exchange or at any time that we have less than $2,000,000 in net tangible assets, trading in our Common Stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

     The U.S. Securities Exchange Commission has adopted regulations which generally define a penny stock to be any equity security which has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on NASDAQ and an equity security issued by an issuer which has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. Our Common Stock is considered to be a penny stock and is subject to the regulations on penny stocks. The fact that our Common Stock is currently a penny stock could have a material adverse effect on the market liquidity of our Common Stock due to the limitations on the ability of broker-dealers to sell our Common Stock in the public market which could cause the price of our stock to decline.

WE WILL INCUR INCREASED COSTS RESULTING FROM ADDITIONAL FEDERAL, STATE AND MARKETPLACE REGULATION.

     As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and NASDAQ. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                   SELECTED FINANCIAL DATA FOR EDENTIFY, INC.
                    (REQUIRED BY ITEM 301 OF REGULATION S-K)

                                                                                            Cumulative
                                                                                         through Quarter
                                                     Year ended Nov.   Year ended Dec.   ended Sept. 30,
                                                       30, 2004 (1)      31, 2004 (2)          2005
                                                     ---------------   ---------------   ---------------
Net Sales or Operating Revenues                        $  344,221          ($14,748)      $          0
Income (loss) from Continuing Operations                ($193,710)         ($14,478)       ($1,054,083)
Income (loss) from Continuing Operations per Share      ($   0.01)         ($ 14.75)       ($     0.04)
Total Assets                                           $   80,718         $ 160,448       $  8,794,529
Total Long Term obligations                            $        0         $ 100,000       $    279,167

(1) Represents Budgethotels Network, Inc. on a stand alone basis prior to Edentify Acquisition

(2)  Represents Edentify, Inc. on a stand alone basis prior to Edentify
     Acquisition

                    SELECTED PRO FORMA FINANCIAL INFORMATION

                                    a/o Nov. 30, 2004 (1)   a/o December 31, 2004 (2)   a/o September 30, 2005
                                    ---------------------   -------------------------   ----------------------
Book Value per Share                       ($0.01)                   ($9.75)                    ($0.05)
Cash Dividends Declared Per Share            None                      None                      None

(1) Represents Budgethotels Network, Inc. on a stand alone basis prior to Edentify Acquisition

(2)  Represents Edentify, Inc. on a stand alone basis prior to Edentify
     Acquisition

At your request and at no charge to you, we will provide you with a copy of its most recent Annual Report filed on Form 10-K.

Aside from the transactions described herein, there have been no material changes in our affairs that have occurred since the end of the latest fiscal year.

RESULTS OF OPERATIONS

Three months ended September 30, 2005 versus three months ended September 30, 2004.

     Prior to the Reverse Acquisition, the primary operations of the Company were conducted through its wholly-owned subsidiary, InfoCenter, Inc. and its current operations, which differ significantly from those of InfoCenter, Inc. are conducted through its new wholly-owned subsidiary, Edentify, Inc., a Delaware corporation, and its subsidiary, InMotion Biometrics, Inc., a Delaware corporation. Therefore, comparisons herein to the prior period may not present an accurate view of the financial condition of the Company.

Net Loss

     Our net loss in continued operations was $525,575 and $0 for the three months ended September 30, 2005 and 2004, respectively. As no income was generated for either of these periods and we are in the development stage of our operations, the loss was primarily due to general and administrative expenses as well as financing costs and interest expense associated with our convertible debentures and note payable balances in the current period. Our net income in discontinued operations was approximately $129,000 for the three months ended September 30, 2005 primarily due to the recognition of advertising revenue within the discontinued operations of our InfoCenter, Inc.

subsidiary. Our net loss in discontinued operations was approximately $30,000 for the three months ended September 30, 2004,and represented the losses on our discontinued operations of our InfoCenter, Inc. subsidiary. Net loss per share in continued operations were $(.02) for the current period versus $(.00) in the same period 2004 while the net loss per share in discontinued operations was $(.00) for both periods.

General and Administrative Expense

     General and administrative expense for the three months ended September 30, 2005 was approximately $336,138. General and administrative expenses consist mainly of salaries and wages, consulting fees, and professional fees Any remaining costs were from general operations.

Depreciation and Amortization

     Depreciation and amortization expense for the three months ended September 30, 2005 was $1,275. Depreciation and amortization expense increased during this period primarily as a result of the additions of computer equipment, computer software, and furniture and fixtures during the nine months ended September 30, 2005.

Financing Costs

     Non-cash financing costs were approximately $154,000 for the three months ended September 30, 2005 versus $0 in charges for the same three months a year ago. Non-cash financing costs represent the amortization of discount taken on our convertible debentures. These charges are reflected in the Consolidated Statements of Operations under the caption "Financing Costs." These discounts are amortized over the life of the debentures. Please see Note 7 in the consolidated financial statements contained herein for more details on these transactions.

Interest Expense

     Interest expense for the three months ended September 30, 2005 was approximately$34,000. Interest expense for this period represents interest incurred on both our convertible debentures and note payable balances.

Net Income / Loss on Discontinued Operations

     The income on discontinued operations for the three months ended September 30, 2005 was approximately $129,000.. This income represents the income earned on our subsidiary, InfoCenter, Inc., through which Budget carried on its operating business activities. Net income was generated during the current quarter primarily due to the recognition of advertising revenue previously deferred. The loss on discontinued operations for the three months ended September 30, 2004, was approximately $30,000. This loss represents the loss incurred on our subsidiary, InfoCenter, Inc., through which Budget carried on its operating business activities in the prior period. Pursuant to the terms of the Distribution Agreement noted above, the distribution of the InfoCenter, Inc. subsidiary is required to be completed on or before January 31, 2006.

Nine months ended September 30, 2005 versus Nine months ended September 30, 2004

     Prior to the Reverse Acquisition, the primary operations of the Company were conducted through its wholly-owned subsidiary, InfoCenter, Inc. and its current operations, which differ significantly from those of InfoCenter, Inc. are conducted through its new wholly-owned subsidiary, Edentify, Inc., a Delaware corporation, and its subsidiary, InMotion Biometrics, Inc., a Delaware corporation. Therefore, comparisons herein to the prior period may not present an accurate view of the financial condition of the Company.

Net Loss

     Our net loss in continued operations was approximately $1,039,000 and $0 for the nine months ended September 30, 2005 and 2004, respectively. As no income was generated for either of these periods and we are in the development stage of our operations, the loss was primarily due to general and administrative expenses as well as financing costs and interest expense associated with our convertible debentures and note payable balances for the nine months ended September 30, 2005. Our net income in discontinued operations was approximately $40,000for the nine months ended September 30, 2005. Our net loss on discontinued operations for the nine months ended September 30, 2004, was approximately $94,000. The above results represented the income and loss on our discontinued operations of our InfoCenter, Inc. subsidiary. Net loss per share in continued operations was $(.04) for the current period versus $(.00) in the same period 2004 while the net loss per share in discontinued operations was $(.00) for both periods.

General and Administrative Expense

     General and administrative expense for the nine months ended September 30, 2005 was approximately $703,000. General and administrative expenses consisted primarily of salaries and wages, Consulting fees, and professional fees. Any remaining costs were from general operations.

Depreciation and Amortization

     Depreciation and amortization expense for the nine months ended September 30, 2005 was $2,093. Depreciation and amortization expense increased primarily as a result of the additions of computer equipment, computer software, and furniture and fixtures during the nine months ended September 30, 2005.

Financing Costs

     Non-cash financing costs were approximately $279,000 for the nine months ended September 30, 2005 versus $0 in charges for the same three months a year ago. Non-cash financing costs represent the amortization of discount taken on our convertible debentures. These charges are reflected in the Consolidated Statements of Operations under the caption "Financing Costs." These discounts are amortized over the life of the debentures. Please see Note 7 in the consolidated financial statements contained herein for more details on these transactions.

Interest Expense

     Interest expense for the nine months ended September 30, 2005 was approximately $55,000. Interest expense for this period represents interest incurred on both our convertible debentures and note payable balances.

Loss on Discontinued Operations

     The income on discontinued operations for the nine months ended September 30, 2005 was approximately $40,000, while the net loss on discontinued operations for the same period a year ago was approximately $94,000. These results represent the income and loss incurred on our subsidiary, InfoCenter, Inc., through which Budget carried on its operating business activities. Pursuant to the terms of the Distribution Agreement noted above, the distribution of the InfoCenter, Inc. subsidiary is required to be completed on or before January 31, 2006.

Liquidity and Capital Resources

     As of September 30, 2005, our principal source of liquidity consisted of approximately $913,000 in cash and short-term investments (including $127,000 in restricted cash). These funds should be sufficient to meet our operating cash requirements including debt service for the near term. However, we will need to raise additional funds through additional equity or debt financing or from other sources in order to develop, market and sell our software and verification products.

     On February 29, 2005, Budget signed an agreement (the "Exchange Agreement") to acquire all of the issued and outstanding shares of Edentify, Inc., a Delaware corporation ("Edentify") in exchange for issuance of 21,000,000 shares of the Company's common stock and Share Rights Certificates entitling the former stockholder of Edentify to acquire additional shares upon consummation of a reverse 1-for 10 split of our common stock (the "Reverse Split") or other corporate action making new shares available for issuance. The agreement was effective on April 29, 2005 subject only to the approval of the Reverse Split. Pursuant to the Exchange Agreement, Edentify deposited $75,000 into an escrow account for the benefit of Budget in conjunction with the execution of the letter of intent, and paid an additional $75,000 to Budget (with such amount to be assigned to InfoCenters, Inc.) on July 19, 2005. The Reverse Split became effective on July 13, 2005 and an additional 19,510,255 shares of our common stock was then issuable to the former sole stockholder of Edentify and his nominees associated with the Share Rights Certificate in order for such persons to hold approximately 88.2%, in the aggregate of the outstanding common stock of the Company at that time.

     As a result of the Exchange, we became the successor to Edentify's obligations under agreements entered into prior to the Exchange. The primary obligations assumed were those obligations resulting from the issuance of convertible debentures by Edentify in December 31, 2004 and in April, 2005 as part of private offerings completed by Edentify and the purchase of software and verification technology for cash, debt, and securities from Edentification, Inc. ("Edentification"). Part of the obligations assumed in connection with the Edentification acquisition included repayment of certain debts of Edentification as set forth in the transaction documents.

     The aggregate consideration to be paid for the technology purchased from Edentification was $100,000 cash plus 772,501 shares of common stock, warrants to purchase an additional 160,873 shares of common stock of the Company (the surviving corporation in the Acquisition transaction) exercisable at $2.50 per share and 160,873 shares of common stock of the Company exercisable at $5.00 per share; an assumption of debt totaling $127,000; and a convertible note agreement for $260,000. Edentification was one of the nominees of Mr. DeFranco designated to be issued shares as part of the Acquisition by Budget. In connection with our purchase of software and verification technology from Edentification, in September 2005, we entered into a note agreement with a financial institution in the principal amount of $127,000. The note matures on September 7, 2006, and we are required to make interest only payments initiating on December 7, 2005. Interest is payable at the Prime rate of interest (6.75% as of September 30, 2005). We were required to pay $127,000 into a cash collateral account as required by the terms of the note agreement.

     To finance the repayment of the debts incurred pursuant to the Edentification acquisition agreements, on April 28, 2005, Edentify issued an aggregate of $260,000 in principal amount of a 10% note payable to an individual due on March 31, 2006 and prepaid interest to this lender. As a result of the assumption of this obligation from Edentify, the lender has the right to convert the unpaid principal amount into shares of our common stock at a price per share of $1.00 on a post-1-for-10 reverse split basis. The lender cannot convert less than $25,000 at one time unless there remains less than $25,000 due.

     Our December, 2004 issuance of convertible debentures resulted in aggregate proceeds to the Company of $300,000 and consisted of the issuance of an aggregate of $300,000 in principal amount of 8% senior convertible debentures due on December 31, 2006, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement. Interest is due quarterly at 8% of the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.15. The warrants permit the holder to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.15 per share at any time commencing on December 31, 2004 through December 31, 2009.

     Our April, 2005 issuance of convertible debentures resulted in aggregate proceeds to the Company of $600,000 and consisted of an aggregate of $600,000 in principal amount of 6% senior convertible debentures due on April 21, 2007, and warrants to receive an aggregate of 1,875,000 shares of common stock of the Company in a private placement. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21, 2010.

     Our August, 2005 issuance of convertible debentures resulted in aggregate proceeds to the Company of $1,000,000 and consisted of an aggregate of $1,000,000 in principal amount of 6% senior convertible debentures due on August 29, 2007, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share at any time commencing on August 29, 2005 through August 29, 2010.

     As of November 1, 2005, the debenture holders and lenders had not converted any portion of the note or debentures.

     As a result of the transaction with face2face (See section entitled "Material Agreements" above), InMotion paid face2face $1,000 upon execution of the Development Agreement and also provided other assurances regarding minimum capitalization required for face2face to obtain grant funding from certain state agencies and we became bound by an agreement to issue in the name of face2face a total of 7,500,000 shares of our common stock (the "Shares") to be delivered to face2face as follows: 2,500,000 Shares at closing of the transaction, 2,500,000 Shares upon acceptance by us of the product under the Development Agreement, and 2,500,000 Shares upon the closing of a sublicense or other agreement between us and a customer relating to the product. We also were required to issue a warrant, at closing, to face2face to purchase 1,000,000 shares of our common stock at an exercise price of $1.00 per share.

     In conjunction with a consulting agreement entered into by us with Redwood Consultants, LLC in September, 2005, we agreed to issue 700,000 shares of our common stock with the initial 350,000 shares being issued within ten (10) business days of the date of the executed agreement and the remaining 350,000 issued not later than six (6) months from the date of the executed agreement unless terminated earlier.

     Our December, 2005 issuance of convertible debentures resulted in aggregate proceeds to the Company of $1,050,000 and consisted of the issuance of an aggregate of $1,050,000 in principal amount of 6% senior convertible debentures due on December 10, 2007, and warrants to receive an aggregate of 2,100,000 shares of common stock of the Company in a private placement Interest is due quarterly at 6% of the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0. 50. The warrants permit the holder to acquire an aggregate of 2,100,000 shares of common stock at a price of $0. 50 per share at any time commencing on December 10, 2005 through December 10, 2010.

     Because of our long-term capital requirements, we may seek to access the public equity market whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Any additional funding may result in significant dilution and could involve the issuance of securities with rights, which are senior to those of existing stockholders. We may also need additional funding earlier than anticipated, and our cash requirements, in general, may vary materially from those now planned, for reasons including, but not limited to, changes in our development and sales and marketing efforts, competitive and technological advances and higher than anticipated expenses and lower than anticipated revenues from the sale of our products.

     There can be no assurances that we will raise adequate funds from these or other sources, which may have a material adverse effect on our ability to develop, market and sell our products.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We had approximately $913,000 in cash and cash equivalents and short-term investments at September 30, 2005 (including $127,000 in restricted cash). To the extent that our cash and cash equivalents exceed our near term funding needs, we invest the excess cash in three to six month high quality interest bearing financial instruments. We employ established conservative policies and procedures to manage any risks with respect to investment exposure.

     We have not entered into, and do not expect to enter into, financial instruments for trading or hedging purposes.

COMPETITION

Relating to General Operations

ID Analytics, Inc.

     ID Analytics, Inc., is a private company backed by two venture capital firms - Canaan Partners and Trinity Ventures. It provides advanced analytic solutions to manage identity risk and prevent identity fraud throughout the customer lifecycle. The Company was established in March 2002 by Bruce Hansen, President of HNC Software, Inc., (now Fair Isaac), Steven Gal, Group Vice President at HNC Software and Mike Cook, Vice President (Business Development) at Evoke Software.

The Company has developed technology products that are in use today by consumer companies representing more than half the credit and retail card market in the US along with large, wireless retail bank and online consumer finance companies.

Fair Isaac, Inc.

     Founded in 1956, Fair Isaac, Inc., has been a pioneer in transaction analysis using regression analysis. The Company merged with HNC Software in 2002, thereby strengthening its leadership of Fair Isaac in high-end analytics and customer strategy and decision management systems across various industries. Most of the Company's revenues come from Strategy Machine solutions, a group of decision automation tools and services. These solutions combine the predictive models and strategy optimization expertise with the decision management systems and services, enabling businesses to form and manage profitable customer relationships throughout the customer lifecycle.

     Fair Isaac also delivers risk-scoring solutions to various telecom, government and financial agencies to identify credit fraud and identity theft and minimize associated losses. Other business segments include consulting services and analytic software tools.

     More than 2,500 businesses in over 60 countries use Fair Isaac's products and services. The Company's proprietary FICO Scores and Falcon Fraud Manager are used by several businesses to monitor the health of their accounts and minimize the losses from identity risk and credit frauds.

Relating to InMotion Biometrics Business

Viisage Technology

     Viisage Technology offers technology identity solutions that are used for instantaneous identification (using images in a database), access, and surveillance applications. These solutions are aimed at reducing identity theft, providing access control, protecting personal privacy, etc. The Company's main customers are the government agencies, law enforcement departments and enterprises that are concerned with providing security. Viisage accounts for more than 30 million government issued ID cards per year at more than 2000 locations.

     Viisage operates in two main segments: secure credentials and biometrics. Secure credentials involve the development and implementation of software and hardware solutions that utilizes face recognition and other biometric technologies. The major applications of Viisage's solutions include driver's licenses, passports, voter registrations, ID cards, etc.

     Viisage is the ranked #2 in the U.S. Driver's license market with 13 states (23% of licensed drivers) using its products. Digimarc is #1 ranked with 32 states (68% of licensed drivers), including the District of Columbia. In passports, Viisage has an exclusive contract for the production of 7 million U.S. passports per year. Viisage's facial recognition solutions are incorporated into driver's licensing in six states to prevent fraud. Currently, 13 US states have incorporated the facial recognition technology, of which Digimarc (which licenses third party technology from Identix and Cognitec) caters to six.

Identix, Inc.

     Identix Inc. offers fingerprint, facial and skin biometric solutions that are used in several security and individual identification applications. These solutions are used to prevent fraud and identity theft, identify criminals, enroll individuals in identification programs, control physical access, authorize financial transactions, assist in job applicant screening, etc.

     Identix's major customers include several law enforcement agencies, the Department of Homeland Security, the IRS, the Department of Motor Vehicles
(DMV), several financial institutions and others in the healthcare sector. The US government accounts for about 14% of Identix's revenue, while foreign customers contributed to 12%.

     Identix focuses on three biometric segments - fingerprint, face and skin.

     - Fingerprint biometrics is powered by Identix's BioEngine algorithm that contains fingerprint matching and recognition capabilities that allows customers to create custom one-to-one verification and one-to-many identification applications, such as time and attendance, physical access, information security, etc.

     - Face biometrics uses Identix's FaceIt engine that combines facial images with skin biometrics, thereby giving higher levels of quality.

     Identix's skin biometrics uses an algorithm called Surface Texture Analysis, by which the surface of the skin is analyzed for random features and a skinprint (skin template) is taken. This skin print can either be used on its own or clubbed with traditional face or fingerprint recognition technologies.

Item. 18. Description of Property.

     Edentify leases approximately 2,819 square feet of space for its headquarters at 74 West Broad Street, Suite 350, Bethlehem, Pennsylvania. The lease is for a term of three years with monthly payments of rent and a proportionate share of building operating expenses. Both the rent amount and the operating expense payments have provisions for increases which are pro-rated per month for the remaining months on the lease.

Item. 19. Certain Relationships and Related Party Transactions.

     None.

Item. 20. Market for Common Equity and Related Stockholder Matters

     Our Common Stock is presently quoted, under the symbol "EDFY" on the OTC Bulletin Board. Prior to July 2005, our symbol was "BUDH". In July 2005, the symbol was changed as a result of our name change. Set forth below are the high and low closing bid quotations for our common stock for each quarter of the last two full fiscal years and a portion of the current year, as reflected on the electronic bulletin board. The quotations listed below represent prices between dealers and do not include retail mark-up, markdown or commission, and there can be no assurance that they represent actual transactions.

                                FISCAL YEAR 2005

Quarter    High    Low
-------   -----   -----
  1st     $0.81   $0.25
  2nd     $0.75   $0.42
  3rd     $1.18   $0.41
  4th     $0.75   $0.56

                                  STOCKHOLDERS

          As of September 30, 2005, there were approximately 71 holders of record of our common stock. Because a substantial portion of our shares are held by a depository company in nominee name, we believe the number of beneficial owners of the securities is substantially greater than 71.

                                    DIVIDENDS

          We have not paid any dividends on our common stock. Our notes prohibit the payment of dividends. There are no plans to declare dividends in the immediate future.

-

Item 21. Executive Compensation.

                                                              LONG-TERM COMPENSATION
                                                        ---------------------------------
                                          ANNUAL                  AWARDS
                                       COMPENSATION     -----------------------
                                     ----------------   RESTRICTED
     NAME AND PRINCIPAL               SALARY               STOCK
          POSITION            YEAR      ($)     BONUS     AWARDS       OPTIONS    PAYOUTS
---------------------------   ----   --------   -----   ----------   ----------   -------
Terrence M. DeFranco,
   Chief Executive Officer    2005   $117,500    -0-        n/a          n/a        n/a
Thomas J. Harkins,
   Chief Operating Officer[   2005   $ 75,000    -0-        n/a      208,333(1)     n/a
Kenneth R. Vennera,
   General Counsel/
   Chief Legal Officer        2005      -0-      -0-        -0-          -0-        -0-

Notes

(1)  Exercisable at $0.75.

Item 22. Financial Statements

                         EDENTIFY, INC. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS

                                                        PAGE
                                                     ----------


CONSOLIDATED FINANCIAL STATEMENTS OF BUDGETHOTELS
NETWORK, INC. FOR THE YEAR ENDED NOVEMBER 30, 2004
   Reports of Independent Auditor                        F-3
   Balance Sheets                                        F-4
   Statements of Operations                              F-5
   Statements of Stockholders' Equity (Deficiency)       F-6
   Statements of Cash Flows                              F-7
   Notes to Financial Statements                      F-8 - F-20

CONSOLIDATED FINANCIAL STATEMENTS OF EDENTIFY, INC.
FOR THE QUARTER ENDED SEPTEMBER 30, 2005
   Balance Sheets                                        F-21
   Statements of Operations                              F-22, F-23
   Statements of Cash Flows                              F-24
   Notes to Financial Statements                     F-25 - F-29



Item 23. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

                              AVAILABLE INFORMATION

We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, after payment of fees prescribed by the Commission. The Commission also maintains a WorldWideWebsite that provides access to reports, proxy and information statements and other information regarding registrants that file electronically with the address http://www.sec.gov.

                                     Part II

                     Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers.

          Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of, absent a finding of misconduct in the performance of their duties.

Item 25. Other Expenses of Issuance and Distribution

          We estimate that the expenses of this registration, other than underwriting discounts and commissions (of which there are none), will be less than $5,000. Although the securities are being registered for resale by securityholders, the securityholders are not required to pay these expenses.

Item 26. Recent Sales of Unregistered Securities.

          In connection with the entry into the Share Exchange transaction with Budgethotels, we assumed the obligation to issue an aggregate of $300,000 in principal amount of 8% senior convertible debentures due on December 31, 2006, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement for aggregate proceeds of $300,000 in connection with the December 31, 2004 offering by Edentify. The debenture is one of a series of 8% senior secured convertible debentures. Interest is due quarterly at 8% of the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.15. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.15 per share at any time commencing on December 31, 2004 through December 31, 2009.

     We further assumed, as a result of the Share Exchange with Budgethotels, the obligation to issue an aggregate of $600,000 in principal amount of 6% senior convertible debentures due on April 21, 2007, and warrants to receive an aggregate of 1,875,000 shares of common stock of the Company in a private placement for aggregate proceeds of $600,000 in connection with the April 21, 2005 offering by Edentify. The debenture is one of a series of 6% senior secured convertible debentures. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21, 2010.

     Also, as a result of the Share Exchange transaction with Budget, we assumed the obligation to issue an aggregate of $260,000 in principal amount of a 10% note payable to an individual due on March 31, 2006. This not was issued on April 28, 2005. The lender has the right to convert the unpaid principal amount into shares of our common stock at a price per share of $1.00 on a post-1-for-10 Reverse Split basis. The lender cannot convert less than $25,000 at one time unless there remains less than $25,000 due.

     On August 29, 2005, we issued an aggregate of $1,000,000 in principal amount of 6% senior convertible debentures due on August 29, 2007, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement for aggregate proceeds of $1,000,000. The debenture is one of a series of 6% senior secured convertible debentures. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share at any time commencing on August 29, 2005 through August 29, 2010.

     On September 19, 2005, pursuant to the consulting agreement with Redwood Consultants, LLC we issued 350,000 shares of our common stock and are obligated to issue an additional 350,000 not later than six (6) months from the date of the executed agreement.

     In connection with the formation of our Advisory Board, we issued 20,000 shares of our common stock to each of the five persons appointed thereto.

     On January 1, 2006, we issued 12,000 shares of our common stock to our general counsel in connection with his employment.

Item 27. Exhibits.

Unless otherwise indicated filed herewith are the following exhibits:

Exhibit No.   Description of Document
-----------   -----------------------
2.1           Share Exchange Agreement by and between Budgethotels Network, Inc.
              and Edentify, Inc. attached as an exhibit to the Company's 8-K filed on May 5, 2005.

2.3           Asset Acquisition Agreement by and between Edentify, Inc. and
              Edentification, Inc. dated as of March 31, 2005.

3.1(a) Certificate of Incorporation attached as an exhibit to the Company's Form 10 filed with the Securities and Exchange
              Commission on March 24, 2000

3.1(b)        Certificate of Correction to Amendment to Certificate of
              Incorporation dated July 15, 2005

3.1(c)        Amendment to Certificate of Incorporation dated July 13, 2005

3.1(d)        Amendment to Certificate of Incorporation dated August 14, 2001

3.2 By-laws attached as an exhibit to the Company's Form 10 filed with the Securities and Exchange Commission on March 24, 2000

4.2           Form of Securities Purchase Agreement dated as of December 31,
              2004

4.3           Form of Convertible Debenture dated as of December 31, 2004

4.4           Form of Warrant dated as of December 31, 2004

4.5           Form of Registration Rights Agreement dated as of December 31,
              2004

4.6           Form of Security Agreement dated as of December 31, 2004

4.7           Form of Securities Purchase Agreement dated as of April 21,2005

4.8           Form of Convertible Debenture dated as of April 21,2005

4.9           Form of Warrant dated as of April 21,2005

4.10          Form of Registration Rights Agreement dated as of April 21,2005

4.11          Form of Security Agreement dated as of April 21,2005

4.12          Form of Securities Purchase Agreement dated as of August 29, 2005

4.13          Form of Convertible Debenture dated as of August 29, 2005

4.14          Form of Warrant dated as of August 29, 2005

4.15          Form of Registration Rights Agreement dated as of August 29, 2005

4.16          Form of Security Agreement dated as of August 29, 2005

4.17          Form of Securities Purchase Agreement dated as of December 10,
              2005

4.18          Form of Convertible Debenture dated as of December 10, 2005

4.19          Form of Warrant dated as of December 10, 2005

4.20          Form of Registration Rights Agreement dated as of December 10,
              2005

4.21          Form of Security Agreement dated as of December 10, 2005

10.1 Patent and Technology License Agreement, Development Agreement, and Share and Warrant Issuance Agreement by and between face2face animation, Inc. and the Company dated as of May 27, 2005 attached as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on August 30, 2005.

10.2 Master Services Agreement, Scope of Work 1 and Scope of Work 2 entered into by and between the Company and Seisint, Inc. as of October 3, 2005 attached as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on October 27, 2005.

10.3          Employment Agreements by and between the Company and Terrence
              DeFranco

10.4          Employment Agreement by and between the Company and Thomas J.
              Harkins

10.5          Employment Agreement by and between the Company and Kenneth R.
              Vennera

23.1          Consent of Independent Registered Public Accounting Firm.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of this issue.

                                   Signatures

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Bethlehem, Pennsylvania on the date below.

                                        EDENTIFY, INC. (Registrant)


                                        By: /s/ Terrence DeFranco
                                            ------------------------------------
                                            Terrence DeFranco,
                                            Chief Executive Officer

          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


                                        By: /s/ Thomas J. Harkins
                                            ------------------------------------
                                            Thomas J. Harkins,
                                            Chief Operating Officer

                                        Date: January 17, 2006


                                        By: /s/ Kenneth R. Vennera
                                            ------------------------------------
                                            Kenneth R. Vennera, Chief Legal
                                            Officer/General Counsel

                                        Date: January 17, 2006

                           BUDGETHOTELS NETWORK, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                           NOVEMBER 30, 2004 AND 2003

                                    CONTENTS

Independent Auditors' Report................................................   F-3

Consolidated Balance Sheet..................................................   F-4

Consolidated Statements of Operations.......................................   F-5

Consolidated Statements of Stockholders' Equity (Deficit)...................   F-6

Consolidated Statements of Cash Flows.......................................   F-7

Notes to the Consolidated Financial Statements..............................   F-8

(HLB CINNAMON JANG WILLOUGHBY & COMPANY LOGO)

CHARTERED ACCOUNTANTS
A PARTNERSHIP OF INCORPORATED PROFESSIONALS

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF BUDGETHOTELS NETWORK, INC.:

     We have audited the consolidated balance sheet of Budgethotels Network, Inc. as at November 30, 2004 and the consolidated statements of operations, stockholders' deficiency and cash flows for the year ended November 30, 2004. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at November 30, 2004 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 10 to the financial statements, the company has suffered recurring losses from operations and its total liabilities exceeds its total assets. These items raise substantial doubt about the company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The financial statements as at November 30, 2003 and for the year then ended were audited by another firm of chartered accountants who expressed an opinion without reservation on those statements in their report dated February 10, 2004.


                                        "Cinnamon Jang Willoughby & Company"
                                        ----------------------------------------
                                        Chartered Accountants

Burnaby, BC
February 23, 2005

     MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2.
     Telephone: +1 604 435 4317. Fax: +1 604 435 4319.

     HLB Cinnamon Jang Willoughby & Company is a member of (HLB LOGO) International. A world-wide organziation of accounting firms and business advisors.

                           BUDGETHOTELS NETWORK, INC.
                           CONSOLIDATED BALANCE SHEET

                                                 NOVEMBER 30, 2004   NOVEMBER 30, 2003
                                                 -----------------   -----------------
                                     ASSETS

CURRENT ASSETS
Cash                                                $        --         $    15,857
Accounts receivable                                      80,718              53,851
Prepaid commissions                                          --              32,149
                                                    -----------         -----------
   TOTAL CURRENT ASSETS                                  80,718             101,857
PROPERTY AND EQUIPMENT (NET)                                 --              54,221
                                                    -----------         -----------
TOTAL ASSETS                                        $    80,718         $   156,078
                                                    ===========         ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable                                    $   102,470         $    80,215
Bank overdraft                                           16,442                  --
Bank loans                                               18,701              47,630
Payroll taxes payable                                     1,975               9,224
Lease payable - current portion                              --               7,667
Related party payable                                       883              25,000
Unearned revenue                                        179,957             175,637
                                                    -----------         -----------
   TOTAL CURRENT LIABILITIES                            320,428             345,373
LONG TERM LIABILITIES
Leases payable                                               --                 705
                                                    -----------         -----------
                                                        320,428             346,078
                                                    -----------         -----------
COMMITMENTS AND CONTINGENCIES (Note 5)
GOING CONCERN (Note 10)
STOCKHOLDERS' DEFICIENCY
Preferred Stock; 1,000,000 shares
   authorized at $0.01 par value
Issued and outstanding; Nil shares
Common Stock; 50,000,000 shares
   authorized at $0.001 par value
Issued and outstanding; 28,911,722
   for November 30, 2004 and
   21,486,722 for November 30, 2003                      28,912              21,487
Additional paid-in capital                            1,507,026           1,370,451
Accumulated deficit                                  (1,775,648)         (1,581,938)
                                                    -----------         -----------
   TOTAL STOCKHOLDERS' DEFICIENCY                      (239,710)           (190,000)
                                                    -----------         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY      $    80,718         $   156,078
                                                    ===========         ===========

              The accompanying notes are an integral part of these
                        consolidated financial statements

                           BUDGETHOTELS NETWORK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                         FOR THE YEARS ENDED
                                                -------------------------------------
                                                NOVEMBER 30, 2004   NOVEMBER 30, 2003
                                                -----------------   -----------------
REVENUE
   Sales                                           $   486,720         $   613,202
   Commission expense                                  142,499             199,280
                                                   -----------         -----------
TOTAL NET REVENUE                                      344,221             413,922
                                                   -----------         -----------
EXPENSES
   General and administrative expense                  502,875             523,015
   Bad debts expense - net                               8,285              42,372
   Depreciation                                         48,422              81,578
   Impairment expense                                       --               3,786
                                                   -----------         -----------
      Total Expenses                                   559,582             650,751
                                                   -----------         -----------
      Loss from Operations                            (215,361)           (236,829)
                                                   -----------         -----------
OTHER EXPENSES (INCOME)
   Gain on sale of domain name                              --             (49,500)
   Gain on write-off of lease payable                   (2,176)                 --
   Gain on disposal of Internet 2U                     (19,475)                 --
   Loss on disposition of debt                              --              50,000
   Interest expense                                         --              17,346
                                                   -----------         -----------
      TOTAL OTHER EXPENSES (INCOME)                    (21,651)             17,846
                                                   -----------         -----------
      LOSS BEFORE DISCONTINUED OPERATIONS
         (NOTE 14)                                    (193,710)           (254,675)
                                                   -----------         -----------
Discontinued operations
   Loss from discontinued operations                        --              30,062
                                                   -----------         -----------
      TOTAL LOSS FROM DISCONTINUED OPERATIONS               --              30,062
                                                   -----------         -----------
      NET LOSS                                     $  (193,710)        $  (284,737)
                                                   ===========         ===========
BASIC LOSS PER SHARE
   Continuing operations                           $     (0.01)        $     (0.02)
   Discontinued operations                                  --                  --
                                                   -----------         -----------
      TOTAL LOSS PER SHARE                         $     (0.01)        $     (0.02)
                                                   ===========         ===========
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING       25,992,665          17,581,428
                                                   ===========         ===========

              The accompanying notes are an integral part of these
                        consolidated financial statements

                           BUDGETHOTELS NETWORK, INC.
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

                                        COMMON STOCK       ADDITIONAL
                                    --------------------     PAID IN    ACCUMULATED
                                      SHARES      AMOUNT     CAPITAL      DEFICIT
                                    ----------   -------   ----------   -----------
Balance, November 30, 2002          15,895,281   $15,895   $1,089,365   $(1,297,201)
Common stock issued for fixed
   assets at $0.08 per share           150,000       150       11,850            --
Common stock issued for services
   at $0.10 per share                2,941,441     2,942      171,736            --
Common stock issued to extinguish
   debt at $0.04 per share           2,500,000     2,500       97,500            --
Net loss for the year ended
   November 30, 2003                        --        --           --      (284,737)
                                    ----------   -------   ----------   -----------
BALANCE, NOVEMBER 30, 2003          21,486,722    21,487    1,370,451    (1,581,938)
Common stock issued for services
   at $0.075 per share                 100,000       100        7,400            --
Common stock issued for services
   at $0.02 per share                  250,000       250        4,750            --
Common stock issued to extinguish
   debt at $0.01 per share           1,000,000     1,000        9,000            --
Common stock issued for cash         6,075,000     6,075      115,425            --
Net loss for the year ended
   November 30, 2004                        --        --           --      (193,710)
                                    ----------   -------   ----------   -----------
BALANCE, NOVEMBER 30, 2004          28,911,722   $28,912   $1,507,026   $(1,775,648)
                                    ==========   =======   ==========   ===========

              The accompanying notes are an integral part of these
                        consolidated financial statements

                           BUDGETHOTELS NETWORK, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       FOR THE YEARS ENDED
                                                              -------------------------------------
                                                              NOVEMBER 30, 2004   NOVEMBER 30, 2003
                                                              -----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                       $(193,710)          $(284,737)
   Adjustments  to reconcile  net loss to cash
      provided (used) by operating activities:
   Depreciation                                                      48,422              81,578
   Bad debts                                                             --              42,372
   Common stock issued for services                                  12,500             174,678
   Common stock issued to extinguish debt                            10,000                  --
   Impairment loss on fixed assets                                       --              15,262
   Loss on disposition of debt                                           --              50,000
   Gain on sale of domain name                                           --             (49,500)
   Changed in assets and liabilities:                                    --                  --
      Decrease (increase) in accounts receivable                    (26,866)              2,709
      Decrease (increase) in assets held  for resale                     --              38,084
      Decrease (increase) in prepaid commissions                     32,149                 971
      Decrease (increase) in prepaids and other receivables              --              (2,372)
      Increase (decrease) in accounts receivable                     22,258              39,429
      Increase (decrease) in accrued liabilities                     (7,250)              8,171
      Increase (decrease) in related party payables                 (24,118)                 --
      Increase (decrease) in unearned revenue                         4,320            (109,597)
                                                                  ---------           ---------
         NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES          (122,295)              7,048
                                                                  ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of domain name                                     --              49,500
   Disposal of property and equipment                                 5,799              (8,441)
                                                                  ---------           ---------
         NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES             5,799              41,059
                                                                  ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES
   Bank indebtedness                                                 16,442                  --
   Proceeds from related parties                                         --              50,000
   Payment on note payable -  related party                              --             (10,000)
   Payments on bank loan                                            (28,929)                 --
   Payments on note payable                                              --             (63,522)
   Payments on leases payable                                        (8,374)             (8,728)
   Common stock issued for cash                                     121,500                  --
                                                                  ---------           ---------
         NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES           100,640             (32,250)
                                                                  ---------           ---------
NET INCREASE (DECREASE) IN CASH                                     (15,857)            115,857
CASH AT BEGINNING OF YEAR                                            15,857                  --
                                                                  ---------           ---------
CASH AT  END OF YEAR                                              $      --           $  15,857
                                                                  =========           =========
SUPPLEMENTAL CASH FLOW INFORMATION
CASH PAID FOR:
   INTEREST                                                       $      --           $  18,345
NON-CASH FINANCING ACTIVITIES:
   Common stock issued for services                               $  12,500           $ 174,678
   Common stock issued for assets                                        --              12,000
   Common stock issued for extinguishment of debt                    10,000             100,000

              The accompanying notes are an integral part of these
                        consolidated financial statements

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 1 - COMPANY BACKGROUND

     The consolidated financial statements include those of Budgethotels Network, Inc. (BHI) (formerly known as budgethotels.com, inc.) and its wholly-owned subsidiaries, Info Center, Inc. (Info), R 403 Enterprises Ltd. (R 403) and, until November 30, 2003, Internet 2U.net, Inc. (Internet2U). Collectively, they are referred to herein as "the Company".

     BHI was incorporated under the laws of the State of Nevada on November 5, 1997 as Info Center International, Inc. BHI was incorporated for the purpose of acquiring Info. In February 1999, the Company changed its name from Info Center International, Inc. to budgethotels.com, inc. In August 2001, the Company changed its name from budgethotels.com, inc. to Budgethotels Network, Inc. BHI maintains and operates an internet website for the purpose of making hotel reservations.

     Info, a wholly-owned subsidiary, was formed under the laws of the State of Washington on November 6, 1984. Info has been in the business of operating billboards, signboards and illuminated signs for the purpose of placing advertisements.

     On November 30, 1997, the Company completed an Agreement and Plan of Share Exchange whereby BHI issued 8,000,000 shares of its common stock in exchange for all of the outstanding common stock of Info. The share exchange was accounted for as a transfer under common control as WJ Marshall Management Inc. was the controlling shareholder of Info and BHI prior to the share exchange. Accordingly, there was no adjustment to the carrying value of the assets or liabilities of Info. BHI has been in the business of operating billboards for the purpose of placing advertisements.

     R 403, a wholly-owned subsidiary, was incorporated under the laws of the Province of British Columbia, Canada on October 6, 1999. R 403 was dormant until 2000. R 403 was incorporated by the Company to manage and operate billboards, signboards and illuminated signs for the purpose of placing advertisements in Canada.

     Internet2U, formerly a wholly-owned subsidiary, was incorporated under the State of Nevada on November 12, 1999. Internet2U operates kiosk machines in bus terminals in which it provides the customer with internet access in the terminal.

     The Company acquired Internet2U on April 26, 2001 and used the purchase method of accounting for the transaction. Since the purchase was from a related party (the President of the Company at the time), the assets acquired were recorded at the predecessor's cost. The Company acquired fixed assets of $19,195 for a payment of $3,865 to the President, the assumption of the cash overdraft, and $10, for a total of $19,205. The excess purchase price was expensed. The Company discontinued the operations of Internet 2 U in December 2003.

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

     a. Basis of Presentation

     The Company's consolidated financial statements are denominated in U.S. dollars.

     b. Property and Equipment

     Property and equipment are recorded at cost. Major additions and improvements are capitalized. The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

          Description             Useful Lives
          -----------            -------------
Advertising display boards             7 years
Office furniture and equipment         7 years
Computer software                      3 years
Website                                3 years
Computers                              3 years
Leasehold Improvements           Life of Lease

     c. Accounts Receivable

     Accounts receivable are shown net of the allowance for doubtful accounts of $13,004 at November 30, 2004 (2003 - $Nil).

     d. Provision For Taxes

     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax assets are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     d. Provision For Taxes (Continued)

     Net deferred tax assets consist of the following components as of November 30, 2004 and 2003:

                               2004        2003
                            ---------   ---------
Deferred tax assets:
   NOL Carryover            $ 357,580   $ 309,300
Deferred tax liabilities:
   Depreciation                    --      (7,800)
Valuation allowance          (357,580)   (301,500)
                            ---------   ---------
Net deferred tax asset      $      --   $      --
                            =========   =========

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended November 30, 2004 and 2003 due to the following:

                                       2004        2003
                                     --------   ---------
Book income                          $(74,481)  $(107,506)
Stock for services/Options expense      8,483       2,380
Depreciation                               --       2,980
Valuation allowance                    65,998     102,146
                                     --------   ---------
                                     $     --   $      --
                                     ========   =========

     At November 30, 2004, the Company had net operating loss carryforwards of approximately $940,578 that may be offset against future taxable income from the year 2004 through 2024. No tax benefit has been reported in the November 30, 2004 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

     Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

     e. Principles of Consolidation

     The consolidated financial statements include those of Budgethotels Network Inc. and its wholly-owned subsidiaries, Info Center, Inc and R403 Enterprises Ltd.

     All material inter-company accounts and transactions have been eliminated.

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     f. Cash Equivalents

     For the purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     g. Basic Loss Per Share

                      For the Year ended November 30, 2004

                 (Denominator)
                   Weighted
 (Numerator)        Average       Basic Loss
Loss Amounts   Number of Shares    Per Share
------------   ----------------   ----------
 $(193,710)       25,992,665        $(0.01)
 =========        ==========        ======

                      For the Year ended November 30, 2003

                 (Denominator)
                   Weighted
 (Numerator)        Average       Basic Loss
Loss Amounts   Number of Shares    Per Share
------------   ----------------   ----------
 $(284,737)       17,581,425        $(0.02)
 =========        ==========        ======

     The basic loss per share of common stock is based on the weighted average number of shares issued and outstanding at the date of the consolidated financial statements. Common stock equivalents are not presented, as they are antidilutive in nature.

     h. Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     i. Accounting for the Impairment or Disposal of Long-lived Assets

     The Company has implemented SFAS 144 Accounting for the Impairment or Disposal of Long-lived Assets to account for the impairment and disposal of long-lived assets. As a result of the implementation, the Company recorded impairment expense of $15,282 during the year ended November 30, 2003. $11,476 of the impairment loss in 2003 was included in discontinued operations. No impairment expense was recorded during the year ended November 30, 2004.

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     j. Web Site Development Costs

     The costs of web site development during the planning stage, as defined under EITF No. 00-2 (Accounting for Web Site Development Costs) are expensed as incurred. Computer software and web site development costs incurred during the application and infrastructure development, including external direct costs of materials and services in developing software, creating graphics and web site content, payroll and interest costs are capitalized and amortized over the estimated useful life, beginning when the software is ready for use and after all substantial testing has been completed and the web site is operational.

     k. Revenue Recognition

     The Company's revenues are derived principally from the sale of advertisements located in bus and train terminals. The Company amortizes revenues over the life of the contract with the customer which range from three months to one year. Deferred revenue primarily comprises billings in excess of recognized revenue and payments received in advance of revenue recognition

     The Company pays commissions to its sales people in full from the initial sales proceeds. The commissions are capitalized as a prepaid expense and amortized over the estimated life of the contracts. Prepaid commissions at November 30, 2004 were $Nil.

     The Company also earns revenue through the sale of hotel reservations. This is a commission the Company receives as it facilitates the booking of hotel rooms at various places through the Company's website. Deferred revenues reflect the amounts that are associated with reservations that have been made, through the Company's website, for dates after the fiscal year end of November 30, 2004.

     In accordance with EITF 99-17, barter transactions have been valued based on similar cash transactions which have occurred within six months prior to the date of the barter transaction.

     l. Translation of Foreign Currencies

     Amounts in foreign currencies are translated into U.S. dollars as follows:

     i) Current assets and current liabilities at the exchange rate prevailing at the end of the year;

     ii) Inventory, capital assets and investments in shares and joint ventures at the exchange rate prevailing on the date of acquisition;

     iii) Income and expenses at the average annual rate.

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     m. Accounting for Stock-Based Compensation

     The Company accounts for common stock issuances for services based on the more readily determinable value of the services received or the fair value of the common stock given up. In most cases, the Company values the services at the closing value of the common stock on the date of authorization of the issuance. The Company's policy is to issue the common stock after the services have been provided.

     n. Newly Issued Accounting Pronouncements

     In April 2002, the FASB issued Statement No. 145 "Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS 145). SFAS 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under Statement of Financial Accounting Standards No. 4 (SFAS 4). Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. SFAS 145 also amends Statement of Financial Accounting Standards No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). SFAS 145 is effective for financial statements issued after May 15, 2002, and with respect to the impact of the reporting requirements of changes made to SFAS 4 for fiscal years beginning after May 15, 2002. The adoption of the applicable provisions of SFAS 145 did not have an effect on our consolidated financial statements.

     In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS 144. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. We are currently reviewing SFAS 146 and intend to implement it no later than January 1, 2003.

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 3 - BANK LOANS

     The Company has three credit facilities, bearing interest at rates from prime plus 2% to 6.25%. The loans are unsecured and are due on demand.

NOTE 4 - PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consists of the following:

                                     2004        2003
                                  ---------   ---------
Advertising display boards        $ 138,646   $ 138,646
Office furniture  and equipment      28,401      32,706
Computer software                        --       5,222
Website                             125,203     125,203
Sales manuals                            --          --
                                  ---------   ---------
                                    292,250     314,491
Accumulated depreciation           (292,250)   (260,270)
                                  ---------   ---------
Net property and equipment        $      --   $  54,221
                                  =========   =========

     Depreciation expense for the years ended November 30, 2004 and 2003 was $48,422 and $81,578, respectively. Impairment expense for the years ended November 30, 2004 and 2003 was $Nil and $15,282, respectively.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

     The Company leased certain office equipment used in their operations under non-cancelable operating leases. The lease terms expired beginning in January 2003 and ending in November 2003. The monthly rental payment for the leases was $790. The leases have expired

NOTE 6 - LICENSING AGREEMENTS

     In October 1997, the Company entered into a licensing agreement with Greyhound Lines, Inc. (Greyhound), whereby the Company is granted the right to install, operate and maintain its advertising boards in all of Greyhounds owned and leased bus terminal facilities. The agreement is for a period of 15 years (three 5 year terms) beginning in February 1998. The cost to the Company ranges from $50 to $367 per month for each location where an advertising board is placed.

     In August 2001, the Company negotiated a license with National Railroad Passenger Corporation ("Amtrak"), whereby the Company is granted the right to lease a portion of Amtrak owned and non owned railroad properties for the purposes of installing, operating and maintaining its advertising display boards. The license is for a period of 5 years. The cost to the Company ranges from $250 to $833 per month in year one, increasing to $281 to $933 in year five.

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 7 - COMMON STOCK

     During the year ended November 30, 2004, the Company issued 100,000 and 250,000 S-8 registered shares for services rendered at a price of $0.075 and $0.02 per share, respectively, for a total of $12,500.

     During the year ended November 30, 2004, the Company issued 1,000,000 shares of common stock at $0.01 per share in payment of advances totaling $10,000 from a related party.

     During the year ended November 30, 2004, the Company issued 6,075,000 shares of common stock at $0.02 per for cash totaling $121,500.

     During the year ended November 30, 2003, the Company issued 2,941,441 S-8 registered shares for services rendered at prices ranging between $0.04 and $0.10 per share for a total of $174,678 and 150,000 S-8 registered shares for fixed assets at $0.08 per share for a total of $12,000.

     During the year ended November 30, 2003, the Company issued 2,500,000 shares of common stock at $0.04 per share in payment of advances totaling $50,000 from a related party. The Company incurred a loss on disposition of this debt in the amount of $50,000.

NOTE 8 - DILUTIVE INSTRUMENTS

     a. Stock Options

     The Company applied Accounting Principles board ("APB") Option 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for all stock option plans. Under APB Option 25, compensation cost is recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

     FASB Statement 148, "Accounting for Stock-Based Compensation" (SFAS No. 148"), requires the Company to provide pro-forma information regarding net income and net income per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with the fair value based method prescribed in SFAS No. 148. The company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for grants, respectively; dividend yield of zero percent for all years; expected volatility of 5.82 and 77.00 percent for 2003 and 2004 respectively; risk-free interest rates of 5.45 and 4.00 percent and expected lives of 1 year for 2003 and 2004 respectively.

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 8 - DILUTIVE INSTRUMENTS (Continued)

     a. Stock Options (Continued)

                       For the Years ended
                           November 30
                      ---------------------
                         2004        2003
                      ---------   ---------
Net loss:
   As reported        $(193,710)  $(284,737)
   Pro-forma          $(331,585)  $(284,737)
Net loss per share:
   As reported        $   (0.01)  $   (0.02)
   Pro-forma          $   (0.01)  $   (0.02)

     A summary of the status of stock options outstanding as of November 30:

                                                  2004                    2003
                                         ---------------------   ---------------------
                                                      Weighted                Weighted
                                                       Average                 Average
                                                      Exercise                Exercise
                                           Shares       Price      Shares       Price
                                         ----------   --------   ----------   --------
Outstanding at beginning of year            200,000    $ 0.50     1,000,000     $0.26
Granted                                   2,850,000     0.036     3,091,000      0.07
Exercised                                  (350,000)    0.036    (3,091,441)     0.07
Forfeighted                                (200,000)     0.50      (800,000)     0.26
                                          ---------    ------    ----------     -----
Outstanding at end of year                2,500,000       Nil       200,000      0.50
Exercisable at year end                   2,500,000                 100,000
                                          ---------    ------    ----------     -----
Weighted average fair value per option
   of options granted during the year                  $0.036                   $0.50

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 8 - DILUTIVE INSTRUMENTS (Continued)

     a. Stock Options (Continued)

     On November 1, 2000, the Company issued options to employees to purchase 1,200,000 shares of common stock at $0.25 per share, which exceeded the trading price of the shares at the date of issuance. 400,000 options vest immediately, 400,000 vest on November 1, 2001 and 400,000 vest on November 1, 2002. The options have expired, unexercised.

     During the year ended November 30, 2004, the Company issued options to employees to purchase 350,000 shares of common stock at an exercise price range from $0.02 to $0.075 per share. All options granted were exercised as payment for services rendered.

     During the year ended November 30, 2004 the Company has granted Michael R. Jones the options to purchase 2,500,000 shares at $0.065 per share expiring the earlier of three years from the date of grant or ninety days after the termination of employment as president of the Company's subsidiary, Info Center Inc.

     During the year ended November 30, 2003, the Company issued options to employees to purchase 2,941,401 shares of common stock at an exercise price range from $0.035 to $0.10 per share. All options granted were exercised as payment for services rendered.

     During the year ended November 30, 2003, the Company issued options to employees to purchase 150,000 shares of common stock at an exercise price of $0.08 per share. All options were exercised as payment for fixed assets.

     b. Stock Purchase Warrants

     There are 10,075,000 warrants outstanding as of November 30, 2004 to acquire additional shares of common stock of the Company at $0.04 per share. 3,700,000 warrants have a life of one year and the balance have a life of two years.

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 9 - LEASES PAYABLE

     There were no leases payable at November 30, 2004. Leases payable at November 30, 2003 consisted of the following:

                                                                     2004    2003
                                                                     ----   ------
Lease payable to Qualica Financial Group, bearing 16.49%
   interest, due April 1, 2004, monthly payments of $296, secured
   by fixed assets.                                                   $--   $1,419

Lease payable to Qualica Financial Group, bearing 12.80%
   interest, due August 1, 2004, monthly payments of $276, secured
   by fixed assets.                                                    --    2,359

Lease payable to Qualica Financial Group, bearing 15.50% interest, due February 1, 2005, monthly payments of $361, secured by
   fixed assets.                                                       --    4,594
                                                                      ---   ------
Total                                                                  --    8,372
   Less current maturities                                             --    7,667
                                                                      ---   ------
   Long-term debt                                                     $--   $  705
                                                                      ===   ======

NOTE 10 - GOING CONCERN

     The Company's consolidated financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred losses from operations which have resulted in an accumulated deficit of $1,775,648 at November 30, 2004 and has failed to produce positive cash flows from operations for the years ended November 30, 2004 and 2003, which together raises substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty. Management believes that the Company will generate sufficient advertising revenue and commissions through its licensing agreements and hotel reservation internet website to cover all operating expenses in the future, although no assurance of this can be given.

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 11 - RELATED PARTY PAYABLE

     During the year ended November 30, 2004, a shareholder of the Company who had advanced $10,000 to the Company was issued 1,000,000 of common stock as repayment.

     Accounts payable includes a balance of $60,699 (2003 - $Nil) due to an officer of the Company.

NOTE 12 - SEGMENT INFORMATION

     The Company generates revenues from two segments, as listed below. The Company has no customers who comprise over 5% of revenues or receivables and derives approximately 8% of its revenues from Canada, with the balance being derived from the United States.

     November 30, 2004:

                    Display Boards   Reservation System     Total
                    --------------   ------------------   ---------
Total Assets           $  73,531         $  7,187         $  80,718
Total Revenues         $ 446,283         $ 40,437         $ 486,720
Net Income (Loss)      $(177,752)        $(15,958)        $(190,710)

     November 30, 2003:

                    Display Boards   Reservation System     Total
                    --------------   ------------------   ---------
Total Assets           $  68,307          $87,771         $ 156,078
Total Revenues         $ 523,686          $89,516         $ 613,202
Net Income (Loss)      $(325,633)         $70,958         $(254,675)

NOTE 13 - FINANCIAL INSTRUMENTS

     Fair Value Disclosures -

     The carrying value of cash, accounts receivable, accounts payable, bank overdraft and bank loans approximate their fair values due to the relatively short periods to maturity of the instruments.

     Foreign Currency Risk -

     The Company operates in the United States of America and Canada, which gives rise to the risk that cash flows may be adversely affected by exchange rate fluctuation. The Company does not participate in future contracts for foreign exchange hedges.

                           BUDGETHOTELS NETWORK, INC.
                 Notes to the Consolidated Financial Statements
                           November 30, 2004 and 2003

NOTE 14 - DISPOSAL OF SUBSIDIARY AND DISCONTINUED OPERATIONS

     In December 2003, the Company discontinued the Internet 2U Division. The following is a summary of the discontinued operations for the years ended November 2004 and 2003. No income tax benefit has been attributed to the discontinued operations.

                                        For the Years Ended
                                            November 30
                                        -------------------
                                          2004     2003
                                          ----   --------
REVENUES                                   $--   $  7,178
COST OF SALES                               --      6,518
                                           ---   --------
GROSS MARGIN                                --        660
                                           ---   --------
EXPENSES
   Interest expense                         --        999
   Impairment expense                       --     11,476
   General and administrative expense       --     18,427
                                           ---   --------
   TOTAL EXPENSES                           --     30,722
                                           ---   --------
LOSS FROM  OPERATIONS                       --    (30,062)
                                           ---   --------
NET OPERATIONS LOSS FROM DISCONTINUED      $--   $(30,062)
                                           ===   ========

     During the year ended November 30, 2004 the Company sold its 100% interest in Internet 2 U for proceeds of $1. The carrying value of the liabilities of Internet 2 U at the date of sale was as follows:

Bank indebtedness    $14,881
Lease payable          4,594
                     -------
                     $19,475
                     =======

NOTE 15 - SUBSEQUENT EVENT

     On February 24, 2005 the Company signed a letter of intent to sell 88.2% of the common shares of the Company to Edentify, Inc. (the "Purchaser"). Pursuant to the letter of intent dated February 24, 2005 the Purchaser will deposit $75,000 into an escrow account for the benefit of the Company, and will pay an additional $75,000 to the Company within 45 days of execution of definitive agreements for the transaction.

     In accordance with the terms of the letter of intent, the Company must execute a reverse 10-for-1 split of the Company's common stock, such that after the split the Company's common stock will consist of 2,841,172 common shares. Additionally, prior to the date of closing the Company must execute a distribution agreement with its subsidiary InfoCenter, Inc., to the effect that all of the issued and outstanding shares of InfoCenter, Inc. owned by Budgethotels Network Inc. will be distributed to the shareholders of the Budgethotels Network Inc. as of a record date immediately prior to closing on the reverse acquisition Budgethotels Network Inc. through a registration statement on Form SB-2 or otherwise by November 30, 2005.

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                              September 30,
                                                   2005
                                              -------------
                   ASSETS

Current assets:
   Cash                                        $   786,449
   Accounts receivable                               8,698
   Prepaid expenses                                245,628
   Other assets                                    127,703
   Accounts receivable - related party                  --
                                               -----------
      Total current assets                       1,168,478
                                               -----------
Property and equipment, net                      1,330,245
                                               -----------
Intangibles, net (Note 6)                        6,295,806
                                               ===========
    Total assets                               $ 8,794,529
                                               ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                            $    20,941
   Notes payable (Note 7)                          387,000
   Payroll taxes payable                            17,486
   Related party payable
   Unearned revenue
   Distribution payable                             82,100
   Accrued expenses and other curr liab.            45,389
                                               -----------
   Total current liabilities                       552,916
                                               -----------
   Long-Term debt (Note 7)                         279,167
Commitments and contingencies
Stockholders' equity:
   Common stock                                     24,851
   Additional paid-in capital                   10,773,125
   Accumulated deficit                          (2,835,530)
                                               -----------
   Total liabilities & stockholders' equity    $ 8,794,529
                                               ===========

     SEE ACCOMPANYING NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                            Cumulative Period
                                                            Three Months    Three Months     August 27, 2004
                                                               Ended           Ended       (inception) through
                                                           September 30,   September 30,      September 30,
                                                                2004            2005               2005
                                                           -------------   -------------   -------------------
Revenues:
Sales, net                                                  $        --     $        --        $        --
                                                            -----------     -----------        -----------
Total revenues:                                                      --              --                 --
Cost of sales                                                        --              --                 --
                                                            -----------     -----------        -----------
Gross profit                                                         --              --                 --
                                                            -----------     -----------        -----------
Operating expenses:
Selling expenses                                                     --              --                 --
General & administrative expenses                                    --         336,138            716,981
Depreciation                                                         --           1,275              2,093
Bad debt expense                                                     --              --                 --
                                                            -----------     -----------        -----------
Total operating expenses                                             --         337,413            719,074
Other income/(expense):
Other income/(expense)                                               --              --               (538)
Financing costs                                                      --        (154,167)          (279,167)
Interest expense                                                     --         (33,995)           (55,304)
                                                            -----------     -----------        -----------
Total other income /(expense)                                        --        (188,162)          (335,009)
                                                            -----------     -----------        -----------
Net loss from operations before income taxes                         --        (525,575)        (1,054,083)
Income tax expense                                                   --              --                 --
                                                            -----------     -----------        -----------
Net loss from continuing operations                         $        --     $  (525,575)       $(1,054,083)
Discontinued Operations
(Loss) / income on discontinued operations of subsidiary        (29,970)        128,658           (145,398)
                                                            -----------     -----------        -----------
Net Loss                                                    $   (29,970)    $  (396,917)       $(1,199,481)
                                                            ===========     ===========        ===========
Basic and diluted loss per common share
   Continued Operations                                     $      (.00)    $      (.02)       $      (.04)
   Discontinued Operations                                  $      (.00)    $       .00        $      (.01)
                                                            -----------     -----------        -----------
Net Loss                                                    $      (.00)    $      (.02)       $      (.05)
                                                            ===========     ===========        ===========
Weighted average shares outstanding                          24,501,425      24,530,592         24,508,156
                                                            ===========     ===========        ===========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                                                      Cumulative Period
                                                                                                       August 27, 2004
                                                            Nine Months Ended    Nine Months Ended   (inception) through
                                                           September 30, 2004   September 30, 2005    September 30, 2005
                                                           ------------------   ------------------   -------------------
Revenues:
Sales, net                                                    $        --          $        --           $        --
                                                              -----------          -----------           -----------
Total revenues:                                                        --                   --                    --
Cost of sales                                                          --                   --                    --
                                                              -----------          -----------           -----------
Gross profit                                                           --                   --                    --
                                                              -----------          -----------           -----------
Operating expenses:
Selling expenses                                                       --                   --                    --
General & administrative expenses                                      --              702,766               716,981
Depreciation                                                           --                2,093                 2,093
Bad debt expense                                                       --                   --                    --
                                                              -----------          -----------           -----------
Total operating expenses                                               --              702,859               719,074
Other income /(expense):
Other income /(expense)                                                --                 (142)                 (538)
Financing costs                                                                       (279,167)             (279,167)
Interest expense                                                       --              (55,304)              (55,304)
                                                              -----------          -----------           -----------
Total other income /(expense)                                          --             (334,613)             (335,009)
                                                              -----------          -----------           -----------
Net loss from operations before income taxes                           --           (1,039,472)           (1,054,083)
Income tax expense                                                     --                   --                    --
                                                              -----------          -----------           -----------
Net loss from continuing operations                           $        --          $(1,039,472)          $(1,054,083)
Discontinued Operations
(Loss) / income on discontinued operations of subsidiary          (94,192)              39,701              (145,398)
                                                              -----------          -----------           -----------
Net Loss                                                      $   (94,192)         $  (999,771)          $(1,199,481)
                                                              ===========          ===========           ===========
Basic and diluted loss per common share
   Continued Operations                                       $      (.00)         $      (.04)          $      (.04)
   Discontinued Operations                                    $      (.00)         $      (.00)          $      (.01)
                                                              -----------          -----------           -----------
Net Loss                                                      $      (.00)         $      (.04)          $      (.05)
                                                              ===========          ===========           ===========
Weighted average shares outstanding                            24,501,425           24,511,147            24,508,156
                                                              ===========          ===========           ===========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                 EDENTIFY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                      Cumulative Period
                                                                 For the              For the          August 27, 2004
                                                            Nine Months Ended    Nine Months Ended   (inception) through
                                                           September 30, 2004   September 30, 2005    September 30, 2005
                                                           ------------------   ------------------   -------------------
Cash flows from operating activities:
   Net loss from continuing operations                          $     --           $(1,039,472)          $(1,054,083)
   Net (loss) / income from discontinued operations             $(94,192)          $    39,701           $  (145,398)
Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation of property and equipment                         49,363                 2,093                39,678
   Amortization of deferred financing costs                           --               279,167               279,167
   Common stock issued for services                               12,500               255,150               255,150
   Declaration of dividend payable on spin-off of
      subsidiary, net                                                 --              (285,072)                   --
   Common stock issued for software technology                        --               806,082               806,082
   Common stock issued in disposition of debt                     10,000                    --                10,000
Changes in assets and liabilities:
   Prepaids                                                       32,831              (223,128)             (238,602)
   Accounts receivable, trade                                    (44,103)               (8,698)               80,415
   Accounts receivable, related party                            (25,000)                   --                    --
   Other current assets                                               --              (127,703)             (127,703)
   Accounts payable, trade                                       (39,466)               11,197               (10,465)
   Payroll tax payable                                            (5,313)               17,486                15,703
Deferred revenue                                                   2,866                    --              (187,234)
Stock subscription liability                                          --                    --                    --
Dividend payable                                                      --                82,100                82,100
   Other liabilities and accrued expenses                            777                45,610                45,610
                                                                --------           -----------           -----------
   Net cash used in operating activities                         (99,737)             (145,487)             (149,580)
                                                                --------           -----------           -----------
Cash flows from investing activities:
   Purchase of software and verification technology                   --            (1,293,083)           (1,293,082)
   Disposal of property and equipment                                                                          5,799
   Purchase of property and equipment, net                       (35,541)              (33,913)              (50,516)
                                                                --------           -----------           -----------
   Net cash used in investing activities                        $(35,541)          $(1,326,996)           (1,337,799)
                                                                --------           -----------           -----------
Cash flows from financing activities:
   Proceeds from long-term borrowing                            $     --           $ 2,187,000             2,287,000
   Proceeds from sale of common stock                            115,000                    --
   Payment on lease payable                                       (3,931)                   --               (13,172)
                                                                --------           -----------           -----------
   Net cash provided by financing activities                     111,069             2,187,000             2,273,828
                                                                --------           -----------           -----------
   Net decrease (increase) in cash and cash equivalents          (24,208)              714,517               786,449
Cash and cash equivalents at beginning of period                  24,208                71,932                    --
                                                                --------           -----------           -----------
Cash and cash equivalents at end of period                      $     --           $   786,449           $   786,449
                                                                ========           ===========           ===========
Supplemental disclosures of cash flow information:
   Acquisition of intangible                                    $     --           $ 6,295,806           $ 6,295,806
                                                                ========           ===========           ===========
   Common stock issued for acquisition of
      software technology                                       $     --           $   806,082           $   806,082
                                                                ========           ===========           ===========
   Common stock issued in disposition of debt                   $ 10,000           $        --           $    10,000
                                                                ========           ===========           ===========
   Common stock issued for services                             $ 12,500           $   255,150           $   255,150
                                                                ========           ===========           ===========

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                  EDENTIFY, INC
                        (A DEVELOPMENT STAGE ENTERPRISE)
         Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1: COMPANY DESCRIPTION

     Edentify, Inc. ("Edentify") was formed in August 2004 with the mission of becoming the leading organization dedicated to developing and deploying technology solutions utilized in preventing identity theft and fraud. It is currently a later-stage development company and is poised to begin a period of increased growth. Edentify will accomplish this mission through intense analysis of the means through which these crimes are perpetrated and the development of new technological and procedural solutions to assist corporations, the government and consumers in the fight against identity fraud and related crime.

     Currently, Edentify owns the intellectual property rights to two solutions aimed at detecting and preventing identity fraud. One is a patented information-based solution that analyzes identity information of individuals in large corporate databases and is capable of detecting and scoring incidents of identity manipulation and potential theft (Identity Quotient Index(TM)). This technology is currently used in screening new checking account applications at nearly every major bank in the U.S. and will continue to be marketed to other areas of the financial services industry, as well as to large healthcare organizations and local, state and federal governments. The second intellectual property is a biometric solution (technology-based solution) marketed through and named after our wholly-owned subsidiary, InMotion Biometrics, Inc. ("IMB"), that combines face and voice recognition technologies for authenticating the identity of an individual. The IMB technology is licensed from face2face, Inc., a leading character animation company that was spun-off from Lucent Technologies, Inc. in 2000. The core capability of this technology is its facial analysis system that contains highly evolved algorithms for obtaining the inner lip contour, which can accurately measure for optimal visual speech recognition performance. Focused on high performance and reliability, the InMotion Biometrics technology offers significantly improved recognition capabilities of existing biometric technologies, eliminates the possibility of spoofing by using challenge response and reduces the inconvenience to the user.

     Edentify markets each technology through channel partners in each specific vertical. Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a foolproof enrollment and subsequent identity protection system.

NOTE 2: REORGANIZATION

     On February 29, 2005, BudgetHotels Networks, Inc. ("Budget") signed an Agreement to acquire all of the issued and outstanding shares of Edentify, Inc., a Delaware corporation ("Edentify") in exchange for issuance of 21,000,000 shares of the Company's common stock and Share Rights Certificates entitling the former stockholder of Edentify to acquire additional shares upon consummation of a reverse split or other corporate action making new shares available for issuance, so that ultimately the former Edentify stockholder and nominees will own a total of 88.2% of the outstanding common stock of Budget (hereinafter, the foregoing transaction being the "Exchange"). Pursuant to the Agreement, Edentify deposited $75,000 into an escrow account for the benefit of Budget in conjunction with the execution of the letter of intent, and was required to pay an additional $75,000 to Budget (with such amount to be assigned to InfoCenters, Inc.) on or before July 31, 2005. This amount was paid to Budget in July 2005.

     Upon the reverse split becoming effective, Budget was required to issue a total of 19,510,255 shares of its common stock to the former stockholder of Edentify and his nominees associated with the Share Rights Certificate in order for such persons to hold approximately 88.2% of the outstanding common stock of the Company. After the reverse split and subsequent issuance under the Share Rights Certificates, Edentify, formerly Budget, will have a total of approximately 24,501,000 shares of common stock issued and outstanding.

     Prior to the Closing Date of the Exchange, Budget executed a Distribution Agreement with its subsidiary InfoCenter, Inc., through which Budget carried on its then-current operating business activities, pursuant to which Budget will agree to distribute the shares of InfoCenter, Inc., to the stockholders of record of Budget as of a record date immediately prior to the Closing Date of the transaction with Edentify. Distribution of the shares of InfoCenter, Inc. is intended but not required to be made through the filing of a registration statement with the U.S. Securities and Exchange Commission by InfoCenter, Inc. Under the terms of the Agreement, the distribution is required to be completed on or before January 31, 2006. The Company has recorded a distribution payable of approximately $250,000 as of September 30, 2005.

     The operations regarding our subsidiary, InfoCenter, Inc. have been accounted for as discontinued operations in accordance with accounting principles generally accepted within the United States of America.

     The acquisition resulted in the owners and management of Edentify having effective operating control of the combined entity after the acquisition, with the existing Budget investors continuing as only passive investors.

     Under accounting principles generally accepted in the United States (US
GAAP), the above noted acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Edentify for the net monetary assets of Budget, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill intangible is recorded. Under reverse takeover accounting, the post reverse-acquisition comparative historical financial statements of the "legal acquirer" (Budget), are those of the "legal acquiree" (Edentify) (i.e. the accounting acquirer).

NOTE 3: BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements as of September 30, 2005 and for the three and six months ended September 30, 2005 and 2004 and for the cumulative period August 27, 2004 (inception) through September 30, 2005 are unaudited. The above mentioned financial statements include the accounts of Edentify, Inc., (the "Company") a Nevada corporation, and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     In the opinion of management, all adjustments necessary for a fair presentation of such consolidated financial statements have been included. Such adjustments consist of normal recurring items. Interim results are not necessarily indicative of results for a full year.

     The interim condensed consolidated financial statements and notes thereto are presented as permitted by the Securities and Exchange Commission (SEC), and do not contain certain information which will be included in our annual consolidated financial statements and notes thereto.

     These consolidated financial statements should be read in conjunction with the Company's consolidated financial statements included in the Company's annual report on Form 10-KSB for the fiscal year ended November 30, 2004, as filed with the SEC on February 28, 2005, the Company's Form 10QSB for the three months ended February 28, 2005 filed with the SEC on April 14, 2005 and Form 8-K/A filed on June 30, 2005 and July 15, 2005, respectively.

NOTE 4: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with Accounting Principles Generally Accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company intends to recognize revenue after delivery and acceptance of the product. To the extent the Company sells software, revenue will be recognized in accordance with Statement of Position 97-2, Software Revenue Recognition.

     The Company intends to provide support services for some of its products. Payments received by the Company for these services will generally be recorded as deferred revenue and recognized over the term of the services.

CASH & CASH EQUIVALENTS

     For purposes of cash flow, cash consists of unrestricted cash balances held at area banks, and cash held in escrow.

PROPERTY AND EQUIPMENT

     Property and Equipment is stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful life of the assets (5 to 10 years).

INTANGIBLES

     Intangible assets are stated at cost. Amortization is provided using the straight-line method over the estimated useful life of the assets (10 years).

INCOME TAXES

     Edentify, Inc. accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and Liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits, which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

     As of September 30, 2005, operations have not commenced. Deferred taxes, if recorded, would be the difference between the amount of pre-organization costs deferred until operations begin and the accumulated deficit at September 30, 2005.

NOTE 5: SOFTWARE AND VERIFICATION TECHNOLOGY PURCHASE

     On March 31, 2005 the Company entered into an agreement to purchase software and verification technology for cash, debt, and securities. The aggregate consideration to be paid for the technology will be $100,000 cash plus 4.767% of the issued and outstanding shares of common stock, warrants to purchase an additional 41.67% of the number of shares issued to such recipients of the stock (representing 4.767% of the issued and outstanding common stock of the surviving corporation), an assumption of debt totaling $127,000 (See Note
7), and a convertible note agreement for $260,000 as more fully described in
Note 7. At September 30, 2005, amounts totaling $1,281,832 have been paid toward the purchase. The Company valued total consideration for the software as follows:

Cash                  $  100,000
Stock valuation          805,522
Debt assumption          127,000
Convertible note         260,000
Warrants                     560
                      ----------
Total consideration   $1,293,082
                      ==========

NOTE 6: OTHER INTANGIBLE ASSETS

     On August 29, 2005, the Company's wholly-owned subsidiary, InMotion Biometrics, Inc. ("InMotion") entered into a license, development and share and warrant issuance agreement with face2face animation, inc. ("face2face") on August 29, 2005. The Company was granted an exclusive worldwide license ("License Agreement") to make, use, import and sell certain patents, hardware, software and other technology related to the identification of persons and facial recognition. InMotion also has limited right to sub-license the technology and requires face2face to pay InMotion any royalties or fees due to third parties that are related to the technology.

     As consideration for the license agreement, the Company was required to issue shares of common stock and warrants pursuant to a share and warrant issuance agreement as described further below. The term of the license is perpetual.

     As part of the same transaction, Inmotion also entered into a non-exclusive Development Agreement ("Development Agreement") with face2face for the joint development of hardware and software to be used for advanced acoustical and visual speech recognition and facial recognition. The term of the agreement is twelve months from the date of execution with an option to renew for an additional six months. InMotion paid face2face $1,000 upon execution of the development agreement and also provided other assurances regarding minimum capitalization required for face2face to obtain grant funding from certain state agencies.

     As part of the consideration for the License Agreement and the Development Agreement described above, the Company, on August 29, 2005 also closed on a Share and Warrant Issuance Agreement (the "Issuance Agreement") with face2face. The Issuance Agreement was entered into as a condition precedent to the performance obligations of the parties to each of the License Agreement and the Development Agreement. As part of the consideration for face2face entering into the License Agreement and the Development Agreement, The Company issued in the name of face2face a total of 7,500,000 shares of our common stock (the "Shares") which shall be delivered to face2face as follows: 2,500,000 Shares at closing, 2,500,000 Shares upon acceptance of the Product by the Company under the Development Agreement, and 2,500,000 Shares upon the closing of a sublicense or other agreement between the Company and a customer relating to the Product. The Company also issued a warrant, at closing, to face2face to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.00 per share.

     The investment in this licensed technology of $6,295,806 as of August 29, 2005, is included in the Consolidated Balance Sheet herein under the caption "Intangibles." After further development of this technology, and / or at the commencement of sales of products using this technology, the Company will begin to amortize, under FASB Statement No. 142, Goodwill and Other Intangible Assets, over the period which the asset is expected to contribute directly or indirectly to the future cash flows of the technology.

     The Company valued total consideration for the software as follows:

Common Stock          $5,625,000
Warrants                 670,806
                      ----------
Total Consideration   $6,295,806
                      ==========

     The Company determined the fair values to be ascribed to detachable warrants issued with the convertible debentures utilizing the Black-Scholes method. The carrying amount of intangibles is reviewed for recoverability when events or changes in circumstances occur that indicate that the carrying value of the assets may not be recovered.

NOTE 7: DEBT

Long-term notes payable at September 30, 2005 consisted of the following:

Convertible Debentures   $ 1,900,000
Less Discounts            (1,620,833)
                         -----------
Total Long term debt     $   279,167
                         ===========

     On December 31, 2004, the Company issued an aggregate of $300,000 in principal amount of 8% senior convertible debentures due on December 31, 2006, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement for aggregate proceeds of $300,000. The debenture is one of a series of 8% senior secured convertible debentures. Interest is due quarterly at 8% of the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.15. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.15 per share at any time commencing on December 31, 2004 through December 31, 2009.

     On April 21, 2005, we issued an aggregate of $600,000 in principal amount of 6% senior convertible debentures due on April 21, 2007, and warrants to receive an aggregate of 1,875,000 shares of common stock of the Company in a private placement for aggregate proceeds of $600,000. The debenture is one of a series of 6% senior secured convertible debentures. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21 2010.

     On August 29, 2005, we issued an aggregate of $1,000,000 in principal amount of 6% senior convertible debentures due on August 29, 2007, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement for aggregate proceeds of $1,000,000. The debenture is one of a series of 6% senior secured convertible debentures. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share at any time commencing on August 29, 2005 through August 29, 2010.

     The convertible debentures noted above were accounted for in accordance with EITF 98-5: Accounting for convertible securities with beneficial conversion features or contingency adjustable conversion and with EITF No. 00-27:
Application of issue No. 98-5 to certain convertible instruments. The Company determined the fair values to be ascribed to detachable warrants issued with the convertible debentures utilizing the Black-Scholes method.

     On April 28, 2005 we issued an aggregate of $260,000 in principal amount of a 10% note payable to an individual due on March 31, 2006. The Company prepaid interest in the amount of $26,000 to the lender. The lender has the right to convert the unpaid principal amount into shares of Company's common stock at a price per share of $1.00 on a post-1-for-10 reverse split basis. The lender cannot convert less than $25,000 at one time unless there remains less than $25,000 due.

     In connection with the Company's purchase of software and verification technology (See Note 5 above), the Company, in September 2005 entered into a note agreement with a financial institution in the principal amount of $127,000. The note matures on September 7, 2006, and the Company is required to make interest only payments initiating on December 7, 2005. Interest is payable at the Prime rate of interest (6.75% as of September 30, 2005). The company was required to pay $127,000 into a cash collateral account as required by the terms of the note agreement. The Company has accounted for this amount as an other asset as of September 30, 2005.

NOTE 8: COMMITMENTS AND CONTINGENCIES

     The Company entered into an operating lease for office facilities that expires over the next three years. The facilities were occupied on May 23, 2005, and the lease expires on May 31, 2008. Future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of September 30, 2005 are as follows:

YEARS ENDING SEPTEMBER 30:

2005.................................................................      9,877
2006.................................................................     40,104
2007.................................................................     41,138
2008.................................................................     20,636
2009.................................................................      5,681
2010.................................................................      4,126
                                                                        --------
TOTAL................................................................   $121,562
                                                                        ========

NOTE 9: CONSULTING AGREEMENT

     On September 19, 2005, the Company entered into a one year consulting agreement with Redwood Consultants, LLC to assist the Company with its investor relations activities. Redwood Consultants is a full-service investor relations firm headquartered in Novato, Calif., Redwood Consultants specializes in creating credible awareness of its clients' corporate potential to the financial community through communications with analysts, market makers, institutions, retail stockbrokers, and individual investors nationwide. In consideration for entering into this agreement, the Company agreed to issue 700,000 shares of its common stock with the initial 350,000 shares being issued within ten (10) business days of the date of the executed agreement and the remaining 350,000 issued not later than six (6) months from the date of the executed agreement. The Company recorded the transaction as prepaid investor relations of $255,150 based upon the fair value of the Company's common stock upon the date of the agreement and will incur expense ratably over the term of the agreement.

NOTE 10: EMPLOYMENT AGREEMENTS

     On July 29, 2005, Edentify, Inc. entered into an employment agreement with Thomas Harkins to be our Chief Operating Officer. Under the terms of his employment agreement, Mr. Harkins has agreed to devote his full time effort to Edentify and will not engage in any competitive work for a period of two years. Edentify agrees to pay Mr. Harkins $12,500 per month plus any increases or bonuses as determined by the Company. In addition to a salary, Mr. Harkins will receive options to purchase a total of 1,250,000 shares of the common stock of the surviving company at varying exercise prices from $0.75 to $5.00 per share. The options vest at a rate of 1.36 of the amount granted per month, with all options being fully vested in 36 months. In the event Mr. Harkins' employment is terminated for any reason other than for cause, Edentify will continue to pay Mr. Harkins' salary and other employee benefits for a three month severance period.